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Filed Pursuant to Rule 424(b)(5)
Registration No. 333-111890

PROSPECTUS SUPPLEMENT

(To Prospectus dated January 13, 2004)

$150,000,000

Overseas Shipholding Group, Inc.

7.50% Senior Notes due 2024

Overseas Shipholding Group, Inc. is offering $150 million aggregate principal amount of 7.50% Senior Notes due 2024. The Notes will mature on February 15, 2024 and will bear interest at the rate of 7.50% per annum, payable on February 15 and August 15 of each year, beginning on August 15, 2004. We may not redeem the Notes at any time prior to the maturity of the Notes.

The Notes will be senior unsecured obligations of our company and will rank equally with all of our other unsecured and unsubordinated indebtedness from time to time outstanding. The Notes will not be entitled to the benefit of any sinking fund. The Notes will not be listed on any securities exchange. Currently, there is no public market for the Notes.

See "Risk Factors" beginning on page S-9 of this prospectus supplement to read about factors you should consider before buying the Notes.

	Per Note	Total

Public offering price	100.000%	$150,000,000

Underwriting discount	1.925%	$2,887,500

Proceeds, before expenses, to Overseas Shipholding Group, Inc.	98.075%	$147,112,500

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these Notes or determined if this prospectus supplement or the accompanying prospectus is truthful and complete. Any representation to the contrary is a criminal offense.

Interest on the Notes will accrue from February 19, 2004.

UBS Securities LLC expects to deliver the Notes to purchasers through the book-entry delivery system of The Depository Trust Company on or about February 19, 2004.

UBS Investment Bank

February 13, 2004

TABLE OF CONTENTS

Prospectus Supplement
Prospectus Supplement Summary	S-2
Risk Factors	S-9
Forward-Looking Statements	S-20
Ratio of Earnings to Fixed Charges	S-20
Use of Proceeds	S-20
Capitalization	S-21
Description of Other Indebtedness	S-23
Description of Notes	S-27
Certain U.S. Federal Income Tax Considerations	S-32
Underwriting	S-35
Legal Matters	S-36
Experts	S-36
Incorporation of Certain Documents by Reference	S-37
Base Prospectus
About This Prospectus	1
Overseas Shipholding Group, Inc.	2
Ratio of Earnings to Fixed Charges	3
Use of Proceeds	3
Description of The Debt Securities	4
Description of Common Stock	18
Selling Shareholders	21
Plan of Distribution	23
Market Share, Ranking and Other Data	25
Where You Can Find More Information	25
Incorporation of Certain Documents by Reference	25
Forward-Looking Statements	26
Validity of the Securities and Legal Matters	27
Experts	27

This prospectus supplement is an offer to sell the Notes offered hereby, only under circumstances and in jurisdictions where it is lawful to do so. You should read this prospectus supplement along with the accompanying prospectus carefully before you invest in the Notes. Both documents contain important information you should consider when making your investment decision. This prospectus supplement contains specific details regarding this offering and the accompanying prospectus contains information about the securities generally, some of which does not apply to this offering. This prospectus supplement may add, update or change information in the accompanying prospectus. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference in the accompanying prospectus, on the other hand, the information contained in this prospectus supplement shall control. The information contained herein is current only as of the date of this prospectus supplement. No dealer, salesperson or other person is authorized to give any information not contained in this prospectus supplement and the accompanying prospectus.

In this prospectus supplement, "we," "our," and "us" refer to Overseas Shipholding Group, Inc. and its subsidiaries unless the context otherwise requires.

Prospectus supplement summary

This summary highlights information contained elsewhere, or incorporated by reference, in this prospectus supplement and the accompanying prospectus. As a result, it does not contain all of the information that you should consider before investing in the Notes. You should read the entire prospectus supplement, including the "Risk Factors" section, the accompanying prospectus and the documents incorporated by reference, which are described under "Incorporation of Certain Documents by Reference" in this prospectus supplement.

OVERSEAS SHIPHOLDING GROUP, INC.

Since our formation in 1969, we have become one of the world's leading independent bulk shipping companies. Our customers include many of the world's largest oil companies. As of December 31, 2003, our fleet consisted of 52 vessels aggregating approximately 9.0 million deadweight tons, including 43 vessels operating in the international market and nine vessels operating in the U.S. market.

In our international business, our fleet is concentrated in two core vessel segments: Very Large Crude Carriers (VLCCs) and Aframaxes. As of December 31, 2003, our VLCC Fleet consisted of 21 vessels, all but four of which participated in the Tankers International LLC pool, which is one of the world's largest commercial operators of VLCCs. We formed Tankers International with other leading tanker companies in 1999 and it commercially managed 38 modern VLCCs as of December 31, 2003.

As of December 31, 2003, we also had a fleet of 13 Aframaxes. Our Aframaxes participate in the Aframax International pool that we formed in 1996 with PDV Marina S.A., the marine transportation subsidiary of the Venezuelan state oil company. In the last two years, three well established European shipping companies have joined this pool. As of December 31, 2003, the Aframax International pool consisted of 29 vessels that generally operate in the Atlantic Basin and Mediterranean Sea, making that pool one of the largest operators of Aframaxes.

Our VLCC and Aframax fleets are among the youngest fleets in the world. As of December 31, 2003, our VLCCs had an average age of 5.4 years, compared with an industry average of 8.2 years, and our Aframaxes had an average age of 6.5 years, compared with an industry average of 10.3 years.

We also have a fleet of six Product Carriers. Four of these Product Carriers are Bostonmaxes, which serve the East Coast ports of North America. The other two are Panamaxes, which serve the longer routes between the Arabian Gulf and Asia or Asia and the West Coast of North America. Our remaining three international flag vessels consist of one Suezmax and two Capesize Dry Bulk Carriers.

In our U.S. business, our fleet consists of nine vessels: four Crude Tankers, two Product Carriers, two Bulk Carriers and one Pure Car Carrier. Seven of the nine vessels are on bareboat or time charters to first class charterers, which provide a steady and predictable stream of revenue.

Our modern and well maintained fleet, combined with our reputation for safety and reliability, are key competitive advantages, especially as customers place increasing emphasis on environmental safety in the movement of their cargoes.

Our principal executive offices are located at 511 Fifth Avenue, New York, New York, 10017, and our telephone number is (212) 953-4100.

RECENT DEVELOPMENTS

On February 12, 2004, we reported our results of operations for the full year 2003. Our net income for 2003 was $121,309,000, or $3.49 per share, the highest net income in our history, compared with a net loss of $17,620,000, or $0.51 per share, for the prior year. Net income for the quarter ended December 31, 2003, was $21,198,000, or $0.61 per share, compared with net income of $7,627,000 or $0.22 per share, for the quarter ended December 31, 2002.

We present below certain unaudited summary financial data as of and for the year ended December 31, 2003. You should read the information set forth below together with the other information presented in this prospectus supplement and the information and data incorporated herein by reference.

Statement of operations data	Year Ended December 31, 2003

(dollars in thousands, except per share amounts)
Time Charter Equivalent Revenues	$431,136

Running Expenses (including time charter hire and depreciation)	200,361
General and Administrative	39,668

Total Ship Operating Expenses	240,029

Income from Vessel Operations (100% owned)	191,107
Equity in Income of Joint Ventures	33,965

Operating Income	225,072
Other Income	5,205

Income before Interest and Taxes	230,277
Interest Expense	62,124

Income before Taxes	168,153
Provision for Federal Income Taxes(1)	46,844

Net Income	$121,309

Basic Net Income Per Share	$3.49
Diluted Net Income Per Share	$3.47
Weighted Average Number of Shares (Basic)	34,725,000
Weighted Average Number of Shares (Diluted)	34,977,000

(1)
The provision for income taxes reflects a reduction of $2,706,000 in the valuation allowance offset against the deferred tax asset resulting from the write-down of certain marketable securities.

Balance sheet data	December 31, 2003

(in thousands)
Current Assets	$141,423
Capital Construction Fund	247,433
Vessels, including Capital Leases	1,364,773
Investments in Joint Ventures	183,831
Other Assets	63,226

Total Assets	$2,000,686

Current Liabilities	$98,208
Long-term Debt and Capital Leases	787,588
Other Liabilities	197,815
Shareholders' Equity	917,075

Total Liabilities and Shareholders' Equity	$2,000,686

Because the above unaudited financial information is based on management's preliminary internal financial records only, our reported audited financial results for the year ended December 31, 2003 could differ from this preliminary financial information and such differences could be material.

On February 12, 2004, we sold the Overseas Boston a U.S. Flag crude tanker (approximately 122,800 dwt).

On January 30, 2004, we took delivery of the Overseas Cathy, an Aframax tanker (approximately 112,700 dwt).

On January 26, 2004, we sold 3.2 million shares of our common stock in an underwritten public offering, and certain of our shareholders sold an additional 1.6 million shares of common stock. The sale was made pursuant to our existing shelf registration statement. The net proceeds (after deducting offering expenses) to us from the sale were approximately $115 million.

Effective January 19, 2004, our Board of Directors appointed Morten Arntzen as our new President and Chief Executive Officer and elected him as one of our directors. Mr. Arntzen, 48, succeeds our former CEO, Morton P. Hyman, who retired at the end of 2003. Mr. Arntzen, who previously served as Chief Executive Officer of American Marine Advisors, Inc., a U.S. based merchant banking firm specializing in the maritime industry, has extensive experience in the shipping business.

INDUSTRY TRENDS AND OPPORTUNITIES

We believe the following industry trends create market opportunities and improve the prospects for us as an owner of modern tankers, particularly when such vessels are marketed as part of a large, unified fleet as they are by our pools:

World oil consumption is increasing. A major factor in determining tanker demand is world oil consumption. The International Energy Agency projects that world oil consumption will increase by an average of 1.6% per year through 2030.

Growing customer preference for modern tankers. Major oil companies are increasingly concerned with environmental and safety issues. As a result, established operators of modern, high quality ships such as our vessels generally receive preferential employment and are able to achieve premiums over older tankers.

New environmental regulations may increase scrapping rates. International Maritime Organization (IMO) regulations have imposed strict age limits on the use of older vessels. The sinking of the 1976 built, single hull Aframax, Prestige (not owned by us), in November 2002 off the coast of Spain significantly heightened the awareness of European governments to the environmental risks posed by older, single hull vessels. In response to stricter age limits on single hull tankers adopted by the European Union and proposals for the IMO to adopt rules conforming to these age limits, the IMO regulations were amended in December 2003, accelerating the final phase out dates for single hull tankers, effective beginning on April 5, 2005. Under the new IMO regulations, the final phase out date for the oldest tankers has been brought forward to 2005 from 2007. For tankers built after 1982 the final phase out date has been accelerated to 2010 from 2015, although, subject to the approval of the flag state, certain vessels may be allowed to operate for a limited number of years beyond 2010.

Consolidation of tanker assets. The tanker industry is highly fragmented, which provides an opportunity for larger operators such as us to acquire assets of smaller operators and employ those assets more productively as part of a larger fleet, facilitating superior asset utilization and operating efficiencies.

Consolidation of integrated oil companies. The consolidation trend among our oil company customers and their desire to outsource non-core activities, including the transportation of crude oil, represent an opportunity for large, high quality operators such as us that are able to offer a broad range of transportation solutions.

OUR COMPETITIVE STRENGTHS

We believe that we possess significant competitive advantages in the tanker industry that permit us to enhance the financial performance of our shipping assets. These advantages include the following:

Our international fleet of modern, well maintained vessels. Our VLCC and Aframax fleets are among the youngest in the industry, allowing us to better meet our customers' needs, capture higher charter rates, comply with more stringent environmental regulations, reduce off hire from vessel breakdowns, and achieve lower operating costs compared with older vessels. We completed a major modernization program during the month of January 2004, spending approximately $800 million on modern VLCCs and Aframaxes over the course of the program.

Our participation in leading strategic alliances. We have benefited by placing a large number of our vessels in commercial pools that we helped create. The scale and market presence of these pools have resulted in enhanced financial performance of our vessels through improved asset utilization.

Our strong financial profile. We have a strong financial profile and a low liquidity adjusted debt to capital ratio relative to many of our reporting industry peers. This allows us to take advantage of market opportunities, including acquiring new and quality second hand vessels.

Our fully integrated technical and commercial operations. Our experienced in-house personnel are capable of providing all commercial and operating services for our fleet, such as maintenance, crewing, technical support, shipyard supervision and financial management, which permits us to better control the quality and cost of our operations.

Our long established industry reputation and experienced management team. We have a reputation in the tanker industry for excellent service, quality vessels and expert technical operations. Our management team is composed of experienced and dedicated employees, many of whom have been with us for many years.

OUR BUSINESS STRATEGY

Our strategy is to employ our competitive strengths to further our industry position as a leading provider of tanker services and to consider expansion opportunities in the seaborne transportation of other liquid bulk commodities, while at the same time generating superior returns. Our strategic initiatives include:

Continuing to be a preferred provider of tankers. We focus on the needs of our customers and seek to be a preferred provider by marketing high quality, well operated vessels.

Enhancing cash flow by deploying our vessels in strategic alliances. Through participation in the Tankers International and the Aframax International commercial pools, we enhance fleet utilization, generating increased vessel earnings.

Expand our VLCC and Aframax franchise through newbuildings, acquisitions and joint ventures. We utilize our commercial, financial and operating expertise to opportunistically acquire modern vessels and order newbuildings, either alone or through joint ventures.

Selectively expand into related transportation markets and services. We intend to consider expansion opportunities in new tanker markets, including the seaborne transportation of other liquid bulk commodities and services for which our competitive strengths are well suited and that will create value.

Maintaining our competitive cost structure. We have a competitive cost structure and will continue to actively review our cost structure while at the same time improving our efficiency and preserving the quality of our operations.

RISK FACTORS

Investment in the Notes involves certain risks. You should carefully consider the information under the caption "Risk Factors" and all other information included or incorporated in this prospectus supplement prior to making a decision to invest in the Notes.

The offering

Issuer	Overseas Shipholding Group, Inc.
Securities Offered	$150 million aggregate principal amount of 7.50% Senior Notes due 2024 (the "Notes").
Maturity Date	February 15, 2024.
Interest	The Notes will accrue interest at the rate of 7.50% per annum from February 19, 2004, payable on February 15 and August 15 of each year, beginning on August 15, 2004.
Call Provisions	We may not redeem the Notes at any time prior to the maturity of the Notes.
Ranking	The Notes are our general, unsecured obligations and rank equally and ratably in right of payment with our existing and future unsecured senior indebtedness. The Notes will be effectively subordinated to all our existing and future secured indebtedness to the extent of the assets securing such indebtedness. The Notes will also be structurally subordinated to the indebtedness and other liabilities of our subsidiaries.
Change of Control	Upon a Change of Control, we will be required to make an offer to purchase all Notes then outstanding at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase. See information set forth in the accompanying prospectus under the caption "Description of The Debt Securities—Change of Control."
Covenants	We will issue the Notes under an indenture containing covenants for your benefit. These covenants restrict our ability to create liens. See information set forth in this prospectus supplement under the caption "Description of Notes—Certain Covenants."
In addition, our ability to merge or consolidate with another person will be restricted. These covenants are subject to important exceptions and qualifications. See the information set forth in the accompanying prospectus under the caption "Description of The Debt Securities—Certain Covenants" and in this prospectus supplement under the caption "Description of Notes—Certain Covenants."
Clearance, Settlement and Market	The Notes will be cleared through The Depository Trust Company. We have no plan to list the Notes on any exchange, and there is no established trading market for the Notes.
Use of Proceeds	We will use the net proceeds that we will receive from this offering of the Notes for general corporate purposes.

Summary historical and supplemental data

We present below our summary consolidated financial data as of and for each of the five years ended December 31, 2002 and for the nine-month periods ended September 30, 2003 and September 30, 2002. We derived the summary consolidated statement of operations data for the five years ended December 31, 2002 and the summary consolidated balance sheet data as of December 31, 2002, 2001, 2000, 1999 and 1998, from our audited consolidated financial statements not included in this prospectus supplement. We derived the summary financial information as of and for the nine-month periods ended September 30, 2003 and 2002 from our unaudited consolidated interim financial statements not included in this prospectus supplement. The unaudited financial statements include all adjustments (consisting only of normal recurring accruals) that we considered necessary to present fairly our results for the unaudited interim periods. The results for interim periods are not necessarily indicative of results to be expected for a full year. You should read the information set forth below together with the other information presented in this prospectus supplement and the information and data incorporated herein by reference, including the financial data incorporated by reference to our Form 10-Q for the quarter ended September 30, 2003 and our Form 10-K for the fiscal year ended December 31, 2002.

	Year Ended December 31,					Nine Months Ended September 30,
	2002	2001	2000	1999	1998	2003	2002

(dollars in thousands)
Statement of Operations Data
Shipping Revenues	$297,283	$469,333	$467,618	$350,545	$412,384	$343,213	$213,195
Time Charter Equivalent Revenues(a)	266,725	381,018	370,081	253,217	326,519	325,603	189,394
Income from Vessel Operations	44,888	130,686	134,066	23,366	41,050	150,693	25,757
Operating Income	56,295	151,160	145,515	30,498	37,450	175,267	30,519
Net Income/(Loss)(b)	(17,620)	101,441	90,391	14,764	(37,920)	100,111	(25,247)
Balance Sheet Data (at period end)
Cash and Investments in Marketable Securities	65,740	100,214	70,766	88,993	61,689	88,301	38,329
Capital Construction Fund	231,072	232,971	213,440	181,933	176,154	239,956	227,815
Working Capital(c)	77,140	61,090	88,207	75,775	47,627	51,879	30,492
Vessels and Capital Leases, at net book amount	1,416,774	1,345,719	1,293,958	1,237,513	1,229,110	1,450,544	1,416,298
Current Installments of Long-term debt and Current Obligations under Capital Leases	21,075	23,764	14,294	14,947	24,438	38,721	20,838
Long-term debt and Obligations under Capital Leases	985,035	854,929	836,497	827,372	833,893	863,049	954,895
Reserve for Deferred Federal Income Taxes noncurrent	134,204	132,170	117,749	77,877	69,384	151,317	122,437
Total Assets	2,034,842	1,964,275	1,823,913	1,720,945	1,695,515	2,033,018	1,974,856
Total Shareholders' Equity	784,149	813,426	750,167	661,058	707,622	878,919	761,344
Cash Flow Statement Data
Cash Provided By Operating Activities	13,173	193,025	102,042	37,033	56,296	181,578	2,686
Other Data
EBITDA(d)	112,208	271,151	251,121	129,577	161,015	250,297	70,615
Expenditures for Vessels	152,640	112,012	117,974	177,334	123,960	76,774	134,733
Depreciation and Amortization	80,379	71,671	71,465	77,209	91,254	67,044	59,781

(a)
Represents shipping revenues less voyage expenses.

(b)
Results for 2000 include income of $4,152 ($0.12 per share) from the cumulative effect of a change in accounting principle from the completed voyage method to the recognition of net voyage revenues of vessels operating on voyage charters ratably over the estimated length of each voyage. Income before cumulative effect of change in accounting principle in 2000 was $86,239, or $2.55 per basic share ($2.51 per diluted share). Assuming the method of recognizing net voyage revenues ratably over the estimated length of each voyage had been applied retroactively, the pro forma income before cumulative effect of change in accounting principle for 1999 would have been income of $13,450, or $0.37 per share; and a loss of $40,780, or $1.11 per share in 1998.

(c)
Equals current assets less current liabilities.

(d)
EBITDA represents net income before net interest expense, income taxes and cumulative effect of change in accounting principle, plus equity in results of cruise business, other income/(expense) and depreciation and amortization expense. EBITDA should not be considered a substitute for net income, cash flows from operating activities and other operations or cash flow statement data prepared in accordance with accounting principles generally accepted in the United States or as a measure of profitability or liquidity. EBITDA is presented to provide additional information with respect to the Company's ability to satisfy debt service, capital expenditure and working capital requirements. While EBITDA is frequently used as a measure of operations and the ability to meet debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculations. The following table reconciles net income/(loss), as reflected in our consolidated statements of operations to EBITDA:

	Year Ended December 31,					Nine Months Ended September 30,
	2002	2001	2000	1999	1998	2003	2002

(in thousands)
Net Income/(Loss)	$(17,620)	$101,441	$90,391	$14,764	$(37,920)	$100,111	$(25,247)
Cumulative Effect of Change in Accounting Principle	—	—	(4,152)	—	—	—	—
Provision/(Credit) for Income Taxes	(3,244)	53,004	46,750	7,000	(18,300)	38,100	(4,000)
Interest Expense	52,693	45,035	46,667	43,008	83,198	45,042	40,081
Gain on Sale of Investment in Cruise Business	—	—	—	—	(42,288)	—	—
Gain/(Provision for Loss) on Planned Vessel Dispositions	—	—	—	(12,404)	85,072	—	—
Depreciation and Amortization	80,379	71,671	71,465	77,209	91,254	67,044	59,781

EBITDA	$112,208	$271,151	$251,121	$129,577	$161,016	$250,297	$70,615

Risk factors

You should consider carefully the following factors, as well as the other information set forth in this prospectus supplement, before making an investment in the Notes.

Industry Specific Risk Factors

A decline in demand for crude oil could cause demand for tanker capacity and charter rates to decline, which would decrease our revenues and profitability

Historically, the markets in which we operate have been volatile as a result of the many conditions and events that can affect the price, demand, production, and transport of oil. The demand for our vessels and services to transport crude oil is influenced by the demand for crude oil and other factors, including:

–>
global and regional economic and political conditions;

–>
changes in production of crude oil, particularly by OPEC and other key producers;

–>
developments in international trade;

–>
changes in seaborne and other transportation patterns, including changes in the distances that cargoes are transported;

–>
environmental concerns and regulations;

–>
weather; and

–>
competition from alternative sources of energy.

Any of these factors could adversely affect the demand for tanker capacity and charter rates. Any decrease in demand for tanker capacity or decrease in charter rates would adversely affect our business and our ability to satisfy our obligations under the Notes.

An increase in the supply of tankers without an increase in demand for tankers could cause charter rates to decline, which could have a material adverse effect on our revenues and profitability

Historically, the tanker industry has been cyclical. The profitability and asset values of companies in the industry have fluctuated based on changes in the supply and demand of tankers. The supply of tankers generally increases with deliveries of new vessels and decreases with the scrapping of older vessels. Currently, there are substantial newbuilding orderbooks for delivery over the next three years for all size tankers of the types owned by us. If the number of new ships delivered exceeds the number of vessels being scrapped, tanker capacity will increase. If the supply of tanker capacity increases and the demand for tanker capacity does not, the charter rates for our vessels could decline significantly. A decline in charter rates could have a material adverse effect on our revenues and profitability.

Charter rates may decline from their current level, which could have a material adverse effect on our revenues and profitability

Spot market freight rates for tankers are currently at historically high levels. A fall-off in seasonal demand as well as a number of other factors could lead to a decline in freight rates. Because many of the factors that influence the supply of, and demand for, tanker capacity are unpredictable and beyond our control, the nature, timing and degree of changes in charter rates are unpredictable. A decline in charter rates could have a material adverse effect on our revenues and profitability.

Our revenues are subject to seasonal variations, which may adversely affect our earnings

The international tanker markets are highly cyclical and have historically exhibited seasonal variations in demand for tanker capacity, and therefore, charter rates. Charter rates for tankers are typically higher in the fall and winter months as a result of increased oil consumption in the Northern Hemisphere. The value of our vessels may also fluctuate with charter rates. Because a majority of our vessels trade in the spot market, seasonality has affected our operating results on a quarter-to-quarter basis and could continue to do so in the future.

Environmental costs and liabilities could have a material adverse effect on our business, results of operations and financial condition

Our operations are subject to extensive laws, treaties and international agreements governing the management, transportation and discharge of petroleum and hazardous materials, all of which are designed to protect the environment from pollution. We are required to satisfy insurance and financial responsibility requirements for potential oil spills and other pollution incidents. Our vessels must also meet stringent operational, maintenance and structural requirements, and they are subject to rigorous inspections by governmental authorities such as the U.S. Coast Guard. In addition, our personnel must follow approved safety management and emergency preparedness procedures. Violations of applicable requirements could result in substantial penalties, and in certain instances, seizure or detention of our vessels.

From time to time, in connection with our shipping operations, we have experienced spills of oil or other materials and incurred cleanup costs relating to such spills. We could be required to pay the costs of responding to future oil spills or cleaning up contaminated properties pursuant to the Oil Pollution Act of 1990 (OPA 90), the Comprehensive Environmental Response, Compensation, and Liability Act and other U.S. and foreign laws and regulations. We also could become subject to personal injury or property damage claims relating to exposure to hazardous substances in connection with our existing and historical operations. Our existing insurance may not be sufficient to cover all such risks, in which case such risks could have a material adverse effect on our business, results of operations or financial condition.

In order to maintain compliance with existing and future laws, treaties and international agreements, we incur, and expect to continue to incur, substantial costs in meeting maintenance and inspection requirements, developing and implementing emergency preparedness procedures, and obtaining insurance coverage or other required evidence of financial ability sufficient to address pollution incidents. These laws, treaties and international agreements can:

–>
impair the economic value of our vessels;

–>
require a reduction in cargo carrying capacity or other structural or operational changes;

–>
make our vessels less desirable to potential charterers or purchasers;

–>
lead to decreases in available insurance coverage for affected vessels; or

–>
result in the denial of access to, or detention in, certain ports.

Future environmental requirements may be adopted that could limit our ability to operate, require us to incur substantial additional costs or otherwise have a material adverse effect on our business, results of operations or financial condition.

The market value of vessels fluctuates significantly, which could adversely affect our liquidity, result in breaches of our financing agreements or otherwise adversely affect our financial condition

The market value of vessels has fluctuated over time. The fluctuation in market value of oil tankers over time is based upon various factors, including:

–>
ages of the vessels;

–>
general economic and market conditions affecting the tanker industry;

–>
number of vessels in the world fleet;

–>
types and sizes of vessels available;

–>
changes in trading patterns affecting demand for particular sizes and types of vessels;

–>
cost of newbuildings;

–>
prevailing level of charter rates;

–>
competition from other shipping companies;

–>
other modes of transportation; and

–>
technological advances in vessel design and propulsion.

Declining vessel values of our tankers could adversely affect our liquidity by limiting our ability to raise cash by refinancing vessels. Declining vessel values could also result in a breach of loan covenants or trigger events of default under relevant financing agreements that require us to maintain certain loan-to-value ratios. In such instances, the lenders could accelerate our debt and foreclose on our vessels pledged as collateral for the loans, which, in turn, could cause a cross-default under the indenture pursuant to which our notes and debentures, including the Notes, are issued. For additional information, review the risk factor set forth below under the heading "The terms of our revolving credit facilities, and the indentures governing the Notes and our existing notes and debentures, under certain circumstances, could require us to defease the covenants under our existing debt."

Shipping is a business with inherent risks, and our insurance may not be adequate to cover our losses

Our vessels and their cargoes are at risk of being damaged or lost because of events such as:

–>
marine disasters;

–>
bad weather;

–>
mechanical failures;

–>
human error;

–>
war, terrorism and piracy; and

–>
other unforeseen circumstances or events.

In addition, transporting crude oil creates a risk of business interruptions due to political circumstances in foreign countries, hostilities, labor strikes, port closings and boycotts. Any of these events may result in loss of revenues and increased costs.

We carry insurance to protect against most of the accident related risks involved in the conduct of our business. We currently maintain one billion dollars in coverage for each of our vessels for liability for spillage or leakage of oil or pollution. We also carry insurance covering lost revenue resulting from vessel off-hire due to vessel damage. Nonetheless, risks may arise against which we are not adequately insured. For example, a catastrophic spill could exceed our insurance coverage and have a material adverse effect on our operations. In addition, we may not be able to procure adequate insurance coverage at commercially reasonable rates in the future, and we cannot guarantee that any particular claim will be paid. In the past, new and stricter environmental regulations have led to higher costs for insurance covering environmental damage or pollution, and new regulations could lead to similar increases or even make this type of insurance unavailable. Furthermore, even if insurance coverage is adequate to cover our losses, we may not be able to timely obtain a replacement ship in the event of a loss. We may also be subject to calls, or premiums, in amounts based not only on our own claim records but also the claim records of all other members of the protection and indemnity associations through which we obtain insurance coverage for tort liability. Our payment of these calls could result in significant expenses to us which would reduce our profits or cause losses.

Because we conduct our business on a worldwide basis, we face a number of significant risks that could result in losses or higher costs

Our vessels operate all over the world, exposing us to many risks, including:

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changing economic, political and social conditions in the countries where we do business or where our vessels are registered or flagged;

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the imposition of increased environmental and safety regulations by international organizations, classification societies, flag states and port states;

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the imposition of taxes by flag states, port states and jurisdictions in which we or our subsidiaries are incorporated or where our vessels operate;

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currency fluctuations;

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terrorism, piracy and war, including the possible outbreak of hostilities that could reduce or otherwise affect the movement of oil from the Middle East or elsewhere; and

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expropriation of our vessels.

As a result of these risks, we may incur losses or higher costs, including those incurred as a result of the impairment of our assets or a curtailment of our operations.

Terrorist attacks could lead to economic instability and decrease demand for oil, which could harm our business

Terrorist attacks, such as the attacks that occurred in the United States on September 11, 2001, may lead to economic instability and disruption of oil markets and trading patterns and may adversely affect our business, operating results, financial condition, ability to raise capital or future growth. In addition, as became apparent with the October 2002 terrorist attack off the coast of Yemen on the VLCC, Limburg (not owned by us), oil tankers can be targets of terrorist attacks. Any additional attacks could lead to, among other things, increased insurance and security costs and an inability to transport oil from or to certain locations.

Our vessels could be arrested by maritime claimants, which could result in a significant loss of earnings and cash flow for the related off-hire period

Crew members, suppliers of goods and services to a vessel, shippers of cargo and other parties may be entitled to a maritime lien against a vessel for unsatisfied debts, claims or damages. In many jurisdictions, a maritime lienholder may enforce its lien by either arresting or attaching a vessel through foreclosure proceedings. The arrest or attachment of one or more of our vessels could result in a significant loss of earnings and cash flow for the related off-hire period.

In addition, international vessel arrest conventions and certain national jurisdictions allow so-called "sister ship" arrests, that allow the arrest of vessels that are within the same legal ownership as the vessel which is subject to the claim or lien. Certain jurisdictions go further, permitting not only the arrest of vessels within the same legal ownership, but also any "associated" vessel. In nations with these laws, an "association" may be recognized when two vessels are owned by companies controlled by the same party. Consequently, a claim may be asserted against us, any of our subsidiaries or our vessels for the liability of one or more of the other vessels we own.

Company Specific Risk Factors

Our substantial debt could adversely affect our financial condition and prevent us from meeting our obligations on the Notes

We have substantial debt and debt service requirements. At December 31, 2003, our consolidated total debt, including capital lease obligations, was approximately $823 million and our unused borrowing capacity under our revolving credit facilities was $487 million. In addition, we may incur or issue new debt from time to time, including pursuant to our shelf registration statement, which after giving effect to this offering will have approximately $233 million of registered securities available for offering by us from time to time.

The amount of our debt could have important consequences to you as a holder of our debt securities. For example, it could:

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make it more difficult for us to satisfy our obligations under our borrowing arrangements, including the Notes;

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increase our vulnerability to general adverse economic and industry conditions;

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limit our ability to fund future capital expenditures, working capital and other general corporate requirements;

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require us to dedicate a substantial portion of our cash flow from operations to make interest and principal payments on our debt;

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limit our flexibility in planning for, or reacting to, changes in our business and the shipping industry;

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place us at a competitive disadvantage compared to competitors that have less debt; and

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limit our ability to borrow additional funds, even when necessary to maintain adequate liquidity.

Additionally, the indenture governing the Notes does not restrict our ability to pay dividends or distributions, or our and our subsidiaries' ability to enter into transactions with affiliated parties or to sell or dispose of assets. To the extent we incur new debt, pay dividends, make distributions or dispose of assets, the risks and consequences described above would be exacerbated.

We may not be able to grow or to effectively manage our growth

A principal focus of our strategy is to grow by taking advantage of changing market conditions, which may include expanding our fleets of VLCCs and Aframaxes or geographic focus, entering into new strategic alliances and engaging in the seaborne transportation of other liquid bulk commodities. Our future growth will depend upon a number of factors, some of which we can control and some of which we cannot. These factors include our ability to:

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identify bulk shipping assets and/or shipping companies for acquisitions;

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identify businesses engaged in managing, operating, or owning tankers for joint ventures and alliances;

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hire, train and retain qualified personnel to manage and operate our growing business and fleet; and

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identify additional new markets.

The failure to effectively identify, purchase, develop and integrate any tankers or businesses could adversely affect our business, financial condition and results of operations.

The terms of our revolving credit facilities, and the indentures governing the Notes and our existing notes and debentures, under certain circumstances, could require us to defease the covenants under our existing debt

Our revolving credit facilities currently require us to grant security interests in vessels or in cash to the participating banks in the event that the credit rating of our senior unsecured debt is downgraded to a combined rating of (i) BB- or lower or BB on Credit Watch with a negative outlook (in the case of Standard & Poor's) and (ii) Ba3 or lower (in the case of Moody's). In the event we provide the banks under our credit facilities with a security interest in any vessels, such vessel collateral must be free of all liens (other than those arising in the ordinary course of business or that do not otherwise materially detract from the value of the vessel as collateral). Pursuant to the terms of the indentures governing our existing notes and debentures if we incur any debt that is secured by a mortgage or other security interest in excess of 15% of our consolidated net tangible assets (on a cumulative basis for so long as any notes or debentures are outstanding under the indenture), the notes and debentures must be secured on an equal and ratable basis with such secured debt. In other words, we would be required to provide separate pools of collateral that are comparable in value to secure our obligations under the credit facilities, as well as our obligations under our outstanding notes and debentures. However, if we are required to grant such security interest in our vessels to the banks under our revolving credit facilities, unless the required banks under our revolving credit facilities waive the requirement that any such collateral be free of all liens not permitted thereunder, we would not be able to apply the same collateral to secure our outstanding notes and debentures equally and ratably. In addition, pursuant to the terms of the first supplemental indenture, if any of our present or future debt for borrowed money (excluding loans made by banks and other financial institutions, customers or strategic partners) is secured by a mortgage or other security interest, we must secure the Notes. Under the above circumstance, unless we repaid all outstanding indebtedness under the applicable credit facilities or defeased the covenants under our existing notes and debentures, or the Notes, as applicable, by depositing an amount in trust sufficient to redeem such notes and debentures, we would be in default under the terms of our credit agreements and the terms of the indentures pursuant to which the Notes and existing notes and debentures are issued. As of December 31, 2003, the outstanding principal amount of our existing notes and debentures was $285 million of which $200 million matures on March 15, 2013 and $85 million matures on December 1, 2013 and we had $212 million outstanding under our revolving credit facilities. We cannot assure you that in such circumstances we will have adequate resources to repay all outstanding indebtedness under our credit facilities or to defease the covenants under the Notes and the existing notes and debentures.

To service our debt and our obligations under the Notes, we will need a significant amount of cash, which may not be available to us when needed

Our ability to repay our debt including the Notes, will depend largely upon our future operating performance and a number of other factors, many of which are beyond our control. Such factors include the world economy generally, and specifically the demand for oil, oil products and oil shipping. Additionally, we rely on dividends and other intercompany cash flows from our subsidiaries to repay our obligations. Financing arrangements between some of our subsidiaries and their respective lenders contain restrictions on dividends by and distributions from such subsidiaries to us.

If we are unable to generate sufficient cash flow to meet our debt service requirements, we may have to renegotiate the terms of our debt. We cannot assure you that we would be able to successfully renegotiate those terms or refinance our debt when required. If we were unable to refinance our debt or obtain new financing under these circumstances, we might have to:

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sell certain of our assets, including our vessels;

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reduce or delay capital investments;

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sell or issue new equity; and

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restructure applicable debt on terms less favorable to us.

Additional equity financing may not be available in sufficient amounts or on terms acceptable to us, or at all and our credit agreements, the indenture and the first supplemental indenture governing the Notes, and the indentures governing the existing notes and debentures each or all may restrict our ability to take some of these actions. If we are unable to implement one or more of these alternatives, we may not be able to service our debt.

Covenants under our existing financing agreements, and potentially under any new debt, restrict our activities and failure to comply with these covenants could lead to an acceleration of our debt

Our existing financing agreements and those of our subsidiaries impose operating and financial restrictions that restrict our actions or those of our subsidiaries. These restrictions limit or prohibit our ability or the ability of our subsidiaries to, among other things:

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incur additional debt;

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create liens;

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sell capital stock of subsidiaries or other assets;

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make certain investments;

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engage in mergers and acquisitions;

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make certain capital expenditures; or

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pay dividends.

Failure to comply with any of the covenants in our existing or future financing agreements could result in a default under those agreements and under other agreements containing cross-default provisions, including the indenture and the first supplemental indenture governing the Notes and the indentures governing the existing notes and debentures. A default would permit lenders to accelerate the maturity of the debt under these agreements and to foreclose upon any collateral securing that debt. Under these circumstances, we might not have sufficient funds or other resources to satisfy all of our obligations, including our obligations under the Notes. In addition, the secured nature of a portion of our debt, together with the limitations imposed by financing agreements on our ability to incur additional debt and to take other actions, might significantly impair our ability to obtain other financing.

Some of our existing financing agreements also impose restrictions on changes of control of us or our ship-owning subsidiaries, including requirements for prior consent and requirements that we make an offer to redeem certain debt.

When our indebtedness matures, we may not be able to refinance or replace it

When our indebtedness matures, we may need to refinance it and we may not be able to do so on favorable terms or at all. If we are able to refinance maturing indebtedness, the terms of any refinancing or alternate credit arrangements may contain terms and covenants that restrict our financial and operating flexibility.

We are highly dependent upon volatile spot market charter rates

We depend on spot charters for a significant portion of our revenues. In the first nine months of 2003, and for 2002 and 2001, we derived approximately 80%, 70% and 73%, respectively, of our net shipping revenues in the spot market.

Although our reliance on the spot market affords us greater opportunity to increase income from operations when rates rise, dependence on the spot market could result in earnings volatility.

We may not be able to renew time or bareboat charters when they expire

There can be no assurance that any of our existing time or bareboat charters will be renewed; or if renewed, that they will be renewed at favorable rates. If, upon expiration of the existing time or bareboat charters, we are unable to obtain time or bareboat charters or voyage charters at rates comparable to those received under the charters, our profitability may be adversely affected.

Termination or change in the nature of our relationship with the Tankers International pool or the Aframax International pool could adversely affect our business and our ability to grow our VLCC and Aframax fleets

Substantially all of our VLCCs participate in the Tankers International pool and all of our Aframaxes participate in the Aframax International pool. Participation in these pools enhances the financial performance of our vessels as a result of the higher vessel utilization. Any participant in either pool has the right to withdraw upon prior notice in accordance with the relevant pool agreement. The termination of either pool or the withdrawal of any participants could adversely affect our ability to commercially market our VLCC and Aframax fleets.

Operating costs and capital expenses will increase as our vessels age

In general, capital expenditures and other costs necessary for maintaining a vessel in good operating condition increase as the age of the vessel increases. Accordingly, it is likely that the operating costs of our older vessels will increase. In addition, changes in governmental regulations and compliance with classification society standards may require us to make additional expenditures for new equipment. In order to add such equipment, we may be required to take our vessels out of service. There can be no assurance that market conditions will justify such expenditures or enable us to operate our older vessels profitably during the remainder of their economic lives.

In the highly competitive international tanker market, we may not be able to effectively compete for charters with companies with greater resources

Our vessels are employed in a highly competitive market. Competition arises from other tanker owners, including major oil companies, which may have substantially greater resources than we do.

Competition for the transportation of crude oil and other petroleum products depends on price, location, size, age, condition, and the acceptability of the vessel operator to the charterer. We believe that because ownership of the world tanker fleet is highly fragmented, no single vessel owner is able to influence charter rates. To the extent we enter into new geographic regions or provide new services, we may not be able to compete profitably. New markets may involve competitive factors which differ from those of our current markets, and the competitors in those markets may have greater financial strength and capital resources than we do.

We depend on our key personnel and may have difficulty attracting and retaining skilled employees

Our success depends to a significant extent upon the abilities and efforts of our key personnel. The loss of the services of any of our key personnel or our inability to attract and retain qualified personnel in the future could have a material adverse effect on our business, financial condition and operating results.

We may face unexpected drydock costs for our vessels

Vessels must be drydocked periodically. The cost of repairs and renewals required at each drydock are difficult to predict with certainty and can be substantial. Our insurance does not cover these costs. In addition, vessels may have to be drydocked in the event of accidents or other unforeseen damage. Our insurance may not cover all of these costs. Large drydocking expenses could significantly decrease our profits.

Our purchase of second-hand vessels carries risks associated with the quality of those vessels

Our expansion strategy includes the opportunistic acquisition of quality second-hand vessels. Second-hand vessels typically do not carry warranties with respect to their condition, whereas warranties are generally available for newbuildings. While we generally inspect all second-hand vessels prior to purchase, such an inspection would normally not provide us with as much knowledge about vessel condition as we would possess if the vessels had been built for us.

Offering Specific Risk Factors

An active public market may not develop for the Notes, which may hinder your ability to liquidate your investment

There is no established trading market for the Notes. Although UBS Securities LLC has informed us that it intends to make a market in the Notes, it may stop making a market at any time. Accordingly, we cannot assure you that a market for the Notes will develop. Furthermore, if a market were to develop, the market price for the Notes may be adversely affected by changes in our financial performance. The liquidity of, and trading market for, the Notes may also be adversely affected by changes or general declines in the market for similar securities or by changes in our financial performance and resources.

The credit ratings assigned to the Notes may not reflect all risks of an investment in the Notes

The credit ratings assigned to the Notes reflect the rating agencies' assessments of our ability to make payments on the Notes when due. Consequently, real or anticipated changes in these credit ratings generally will affect the market value of the Notes. These credit ratings, however, may not reflect the potential impact of risks related to structure, market or other factors related to the value of the Notes. We cannot determine or control the ratings assigned to the Notes.

The Notes are our unsecured obligations. A substantial portion of our operations are conducted through our direct and indirect subsidiaries, and the claims of creditors of our subsidiaries are structurally senior to claims of holders of the Notes

The Notes are unsecured obligations of ours and will rank equally in right of payment with all other existing and future unsecured, unsubordinated obligations of ours. The Notes are not secured by any of our assets. Any claims of our secured lenders with respect to assets securing their loans will be prior to any claim of the holders of the Notes with respect to those assets. As of December 31, 2003, we had $269 million outstanding under our secured credit facilities.

We are a holding company and our subsidiaries conduct all of our operations and own all of our operating assets. As a result, our ability to service our debt, including our obligations under the Notes, and other obligations is dependent on the earnings of our subsidiaries and the distribution of those earnings to us in the form of dividends, loans or advances and through repayment of loans or advances from us. Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the Notes or to provide us with funds for our payment obligations, whether in the form of dividends, distributions, loans or other payments. In addition, any payment of dividends, loans or advances by our subsidiaries could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries' earnings and other business considerations.

The Notes will be unsecured and will be effectively subordinated to our secured debt and structurally subordinated to the debt of our subsidiaries

The Notes are unsecured and will therefore be subordinated to any secured debt we, or our subsidiaries, currently maintain or may incur to the extent of the value of the assets securing the debt. In the event of bankruptcy or similar proceeding involving us or a subsidiary, the assets that serve as collateral will be available to satisfy the obligations under any secured debt before any payments are made on the Notes. Assuming we had completed this offering on December 31, 2003, the Notes would have been effectively junior to an aggregate of $274 million of debt owed by certain of our subsidiaries and a special purpose entity that we consolidated on July 1, 2003 in accordance with Financial Accounting Standards Board Interpretation No. 46. You should carefully review the information set forth under the caption "Description of Other Indebtedness."

Our assets may not be sufficient to satisfy all our obligations in the event of a ratings downgrade

Our revolving credit facilities require us to secure the debt outstanding under these credit facilities in the event of a downgrade in the credit rating of our senior unsecured debt and under such circumstances the indentures pursuant to which our existing notes and debentures are issued, for so long as any of our existing notes and debentures are outstanding, would require us to secure all of our existing notes and debentures equally and comparably with our other indebtedness. In addition, if we are required to secure the existing notes and debentures, the indenture and first supplemental indenture for the Notes, would require us to secure the Notes equally and comparably with our existing notes and debentures. In other words, we would be required to provide separate pools of collateral that are comparable in value to secure our obligations under the credit facilities, the Notes and our existing notes and debentures. Our assets may not be sufficient to satisfy these requirements, which would result in a default under the indenture governing the Notes. In addition, the terms of our credit facilities may not permit the granting of a security interest in our assets to secure our obligations under the Notes at the time this would be required under the indenture governing the Notes. Failure to grant such security interest could result in a default under the indenture governing the Notes which in turn would result in a default under our credit facilities. You should carefully review the information in this prospectus supplement set forth under the caption "Description of Other Indebtedness—Revolving Credit Facilities."

We may be unable to raise the funds necessary to finance the change of control offer required by the indenture governing the Notes

Upon the occurrence of a change of control, the total debt represented by the Notes and our existing notes and debentures could become due and payable and we would be required to offer to purchase the Notes at a purchase price equal to 101% of the principal amount of the Notes, plus accrued interest to the date of the purchase. We may not have sufficient funds available at the time of any change of control to repurchase the Notes. You should carefully review the information set forth in the accompanying prospectus under the caption "Description of The Debt Securities—Change of Control" for more information on the risks associated with any potential change of control.

Forward-looking statements

This prospectus supplement contains forward-looking statements regarding our business, strategies and objectives, and our prospects in the markets in which we operate, including prospects for certain strategic alliances. A number of factors, risks and uncertainties could cause actual results to differ from the expectations reflected in these forward-looking statements. Such factors include:

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changes in production of or demand for oil and petroleum products, either globally or in particular regions;

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greater than anticipated levels of newbuilding orders or less than anticipated rates of scrapping of older vessels;

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changes in trading patterns for particular commodities significantly impacting overall tonnage requirements;

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changes in the rates of growth of the world and various regional economies;

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risks incident to vessel operation, including discharge of pollutants;

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unanticipated changes in laws and regulations;

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increases in costs of operation;

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the availability to us of suitable vessels for acquisition or chartering-in on favorable terms;

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changes in the pooling arrangements in which we participate, including withdrawal of participants or termination of such arrangements;

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changes affecting the vessel owning joint ventures in which we are a party; and

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other risks identified in this prospectus supplement and the accompanying prospectus.

We assume no obligation to update or revise any forward-looking statements. Forward looking statements in this prospectus supplement are qualified in their entirety by the cautionary statement contained in this section and in other reports hereafter filed by us with the SEC.

Ratio of earnings to fixed charges

The pro forma ratio of earnings to fixed charges for the nine months ended September 30, 2003, and the pro forma deficiency of earnings necessary to cover fixed charges for the year ended December 31, 2002, as adjusted for this offering and to give effect to the application of the net proceeds therefrom, were 2.8x and $45,470,000, respectively. See the information set forth in the accompanying prospectus under the caption "Ratio of Earnings to Fixed Charges."

Use of proceeds

We expect to use the net proceeds we receive from this offering for general corporate purposes.

Capitalization

The following table sets forth our capitalization as of September 30, 2003:

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on an actual basis;

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as adjusted to give effect to our offering of 3,200,000 shares of common stock on January 26, 2004 and the application of the net proceeds therefrom (the Common Stock Offering); and

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as further adjusted to give effect to the application of the net proceeds of the Notes offered hereby.

You should read the information in this table together with our consolidated financial statements and the related notes incorporated by reference herein along with the other information in this prospectus supplement.

	September 30, 2003
	Actual	As Adjusted for the Common Stock Offering	As Further Adjusted

(unaudited) (in thousands)
Cash and cash equivalents(1)	$88,301	$203,467	$350,117

Long-term Debt and Obligations under Capital Leases:
Notes offered in this prospectus supplement	—	—	$150,000
Unsecured revolving credit facilities(2)	$212,000	$212,000	212,000
8.75% Debentures due 2013	84,836	84,836	84,836
8.25% Notes due 2013	200,000	200,000	200,000
8% Notes due 2003(3)	69,844	69,844	69,844
Floating rate secured term loans(4)	228,563	228,563	228,563
5.29% secured term loan	46,970	46,970	46,970
Other	5,099	5,099	5,099
Obligations under Capital Leases(5)	54,458	54,458	54,458
Current installments of long-term debt and current obligations under Capital Leases	(38,721)	(38,721)	(38,721)

Total Long-term Debt and Obligations under Capital Leases	$863,049	$863,049	$1,013,049

Shareholders' equity:
Common stock, $1.00 par value	$39,591	$40,791	$40,791
Paid-in additional capital(6)	107,803	194,196	194,196
Retained earnings	808,704	808,704	808,704
Cost of treasury stock(6)	(56,963)	(29,390)	(29,390)
Accumulated other comprehensive income/(loss)	(20,216)	(20,216)	(20,216)

Total Shareholders' Equity	$878,919	$994,085	$994,085

Total Capitalization	$1,741,968	$1,857,134	$2,007,134

(1)
In each case, after deducting estimated expenses of the applicable offering.

(2)
Subsequent to September 30, 2003, we repaid $2,000 of amounts outstanding under our unsecured revolving credit facilities.

(3)
Subsequent to September 30, 2003, we repaid the $69,844 outstanding under our 8% Notes, which matured December 1, 2003.

(4)
Subsequent to September 30, 2003, we repaid $13,348 of amounts outstanding under our floating rate secured term loans.

(5)
Subsequent to September 30, 2003, we repaid approximately $3,021 of obligations under capital leases.

(6)
Of the 3,200,000 shares in the Common Stock Offering, 2,000,000 were treasury shares.

Description of other indebtedness

EXISTING DEBENTURES AND NOTES

In 1993, we issued $100 million of debentures that will mature on December 1, 2013, in an underwritten public offering pursuant to an indenture dated December 1, 1993 between us and The Chase Manhattan Bank, as Trustee. The debentures pay interest semiannually on each June 1 and December 1 at 8.75% per annum.

In 2003, we issued $200 million of notes that will mature on March 15, 2013, in a private placement in reliance on Rule 144A under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to an indenture dated as of March 7, 2003 between us and Wilmington Trust Company, as Trustee. The notes were subsequently exchanged for notes that we registered under the Securities Act. Interest is payable on the existing notes semiannually on each March 15 and September 15 at 8.25% per annum.

The indentures governing the existing notes and debentures provide for the following restrictive covenants: (1) limitations on secured debt above 15% of Consolidated Net Tangible Assets, as defined therein, unless the notes and debentures are secured on an equal and ratable basis, (2) prohibition on sales and leasebacks exceeding three years on any assets except newly acquired or constructed assets, unless there is equivalent room under the secured debt covenant described in (1) above, or unless the proceeds of the sale and leaseback are used to purchase, acquire or construct assets to be used in our business, or to retire long-term debt, and (3) limitations on the incurrence of subsidiary debt in excess of 10% of Consolidated Net Tangible Assets, except that excluded from the calculation of subsidiary debt is (i) the amount of any subsidiary debt existing on December 1, 1993 in the case of the debentures, and March 7, 2003 in the case of the notes and (ii) debt incurred pursuant to certain U.S. government sponsored vessel financing programs. The foregoing covenants are subject to certain exceptions further described in the respective indentures. Within 120 days after the end of each fiscal year, we are required to deliver to the applicable trustee an Officer's Certificate, as defined therein, stating whether or not we are in default of any terms of the applicable indenture.

The debentures are redeemable in whole or in part at our option at any time at a redemption price equal to par plus accrued interest plus a make-whole premium. As of December 31, 2003, there was $85 million aggregate principal amount outstanding of debentures.

We will not be able to redeem the existing notes prior to March 15, 2008. On or after March 15, 2008, we will be entitled at our option to redeem all or a portion of the existing notes at the following redemption price set forth below plus accrued and unpaid interest.

Period commencing on March 15,	Redemption Price
2008	104.125%
2009	102.750%
2010	101.375%
2011 and thereafter	100.000%

REVOLVING CREDIT FACILITIES

On December 12, 2001, we entered into a credit agreement with JPMorgan Chase Bank, as administrative agent and lender, for the provision of a $300 million revolving credit facility terminating on the fifth anniversary of the agreement (the "2006 Facility"). On January 22, 2002, the 2006 Facility

was amended to increase the borrowing availability to $350 million. Borrowings under this facility bear interest at LIBOR plus a margin ranging from 1.00% to 2.00% based on our credit rating ranging from BBB+/Baa1 or better to BB-/Ba3 or worse, respectively. There is a plus or minus 0.20% adjustment based on cash adjusted funded debt to EBITDA ratio and a plus 0.20% adjustment when amounts outstanding under the 2006 Facility exceed $175 million. The 2006 Facility currently bears interest at LIBOR plus 1.30%. The 2006 Facility requires us to maintain net worth of no less than $659 million plus 50% of consolidated net income for each quarter from and after June 30, 2001. The 2006 Facility contains restrictive covenants requiring the maintenance of financial ratios related to debt service coverage, unencumbered assets to unsecured debt, and debt to consolidated net tangible assets, as further described below. The 2006 Facility also restricts our levels of secured debt, total debt and our investments in joint ventures and ability to enter into sale and leaseback transactions. As of December 31, 2003, there was $175 million outstanding under the 2006 Facility.

The financial ratios included in the 2006 Facility are as follows: (1) maintenance of a cash-adjusted debt service coverage ratio of not less than 1.75 to 1, (2) maintenance of an unencumbered assets to unsecured debt ratio of not less than 1.50 to 1, and (3) maintenance of a cash adjusted funded debt to cash adjusted consolidated net tangible assets ratio of not more than 0.60 to 1. The 2006 Facility calls for us to grant security interests in our vessels or in cash to the participating banks upon a ratings downgrade of our senior unsecured debt to a combined rating of (i) BB- or lower or BB on Credit Watch with a negative outlook (in the case of Standard & Poor's) and (ii) Ba3 or lower (in the case of Moody's), or if no longer rated by Standard & Poor's and Moody's. In such an instance, the fair market value of the collateral we offer must equal 125% of the borrowings under the facility in the case of vessels or 100% in the case of cash.

Effective August 14, 2003, we entered into a 364 day credit agreement with Bank of Nova Scotia ("BNS") for the provision of a $45 million revolving credit facility that terminates on August 13, 2004. Money market advances under this facility bear interest at BNS's cost of funds plus a margin of 1.50%. Under this facility, we are required to grant BNS security interests in vessels or cash in the event there is any collateral granted under the 2006 Facility as a result of a ratings downgrade. As of December 31, 2003, $19 million of this facility was unused.

On August 20, 2003, we entered into a credit agreement with HSH Nordbank AG, as agent, for the provision of a $150 million revolving credit facility terminating on the fifth anniversary of the agreement, with two one-year extension options exercisable on the first and second anniversary of the facility and subject to consent from the lenders (the "HSH Revolver 1"). Borrowings under the HSH Revolver 1 bear interest at LIBOR plus 1.45%. The HSH Revolver 1 requires us to maintain net worth of no less than $659 million plus 50% of consolidated net income for each quarter from and after June 30, 2003. In addition, the HSH Revolver 1 contains restrictive covenants requiring the maintenance of financial ratios related to debt service coverage and debt to consolidated net tangible assets, as further described below. The HSH Revolver 1 also places restrictions on the level of our investments in joint ventures. As of December 31, 2003, there was $37 million outstanding under the HSH Revolver 1.

The financial ratios included in HSH Revolver 1 are as follows: (1) maintenance of a debt service coverage ratio of not less than 1.75 to 1, and (2) maintenance of a cash adjusted funded debt to cash adjusted consolidated net tangible assets ratio of not more than 0.60 to 1.

On October 21, 2003, we entered into a credit agreement with Den Norske Bank ASA, as administrative agent and lender, for the provision of a $180 million revolving credit facility terminating on the fifth anniversary of the agreement, with two one-year extension options exercisable on the first and second anniversary of the facility and subject to consent from the lenders (the "DNB Revolver 2"). Borrowings under the DNB Revolver 2 bear interest at LIBOR plus a margin ranging from 0.90% to

1.85% based on our credit rating ranging from BBB+/Baa1 or better to BB-/Ba3 or lower, respectively. The borrowings under the DNB Revolver 2 currently bear interest at LIBOR plus 1.350%. The DNB Revolver 2 requires us to maintain net worth of no less than $659 million plus 50% of consolidated net income for each quarter from and after June 30, 2001. In addition, the DNB Revolver 2 contains restrictive covenants requiring the maintenance of financial ratios related to debt service coverage, unencumbered assets to unsecured debt, and debt to consolidated net tangible assets, as further described below. The DNB Revolver 2 also places limitations on our levels of secured debt, total debt and our investments in joint ventures and ability to enter into sale and leaseback transactions. As of December 31, 2003, there were no outstanding amounts under the DNB Revolver 2.

The financial ratios included in the DNB Revolver 2 are as follows: (1) maintenance of a debt service coverage ratio of not less than 1.75 to 1, (2) maintenance of an unencumbered assets to unsecured debt ratio of not less than 1.50 to 1, and (3) maintenance of a cash adjusted funded debt to cash adjusted consolidated net tangible assets ratio of not more than 0.60 to 1. Under this facility, we are required to grant the lenders security interests in our vessels or in cash in the event there is any collateral granted under any other senior unsecured credit facility. In such an instance, the security interests granted must be on substantially similar terms and proportions as that provided in whichever senior unsecured credit facility the lenders in the DNB Revolver 2 deem to be most favorable.

SECURED LOAN AGREEMENTS

In July and August 2002, we entered into four secured loan agreements aggregating $256 million, which have been collateralized by liens on three modern VLCCs and four modern Aframaxes. The loan agreements call for semi-annual payments of principal and interest (except for one agreement where the interest period is quarterly) over terms ranging from 10 to 12 years plus final balloon payments. For two of the agreements, interest is based on LIBOR plus a fixed margin ranging from 1.00% to 1.10% depending on the loan agreement. In one agreement, the margin over LIBOR will increase by 0.20% from 1.15% to 1.35% if our senior unsecured debt rating is BB/Ba2 or lower. For the other agreement, the interest rate has been fixed at 5.29% for the remaining term. The loan agreements require us to maintain the same net worth, financial ratios (except for unencumbered assets to unsecured debt ratio, which is not applicable), and limitation on investments in joint ventures as the 2006 Facility. In addition, each loan agreement contains an asset maintenance test that requires us to deliver additional collateral or prepay part of the amounts outstanding under the facility if the fair market value of the collateral securing the facility falls below 110% or 115%, depending on the loan agreement, of the amounts outstanding under the facility. The additional collateral may consist of cash, cash equivalents or tankers. As of December 31, 2003, $242 million in the aggregate was outstanding under these loan agreements.

OTHER INDEBTEDNESS AND OBLIGATIONS

As of December 31, 2003, total current and long-term obligations under our capital leases aggregated approximately $52 million relative to two U.S. Flag vessels. The leases expire in 2011. The implicit interest rate on these two leases is 10.0%.

Since July 1, 2003, we have consolidated the secured and unsecured debt of Alaskan Equity Trust, a special purpose entity formed in 1999, in accordance with Financial Accounting Standards Board Interpretation No. 46, "Consolidation of Variable Interest Entities". As of December 31, 2003, $27 million of secured debt (which is secured by our four U.S. Flag crude tankers but is otherwise nonrecourse to us) and $5 million of unsecured obligations were outstanding.

Joint ventures in which we hold interests ranging between 30% and 50%, entered into three secured loan agreements, which are nonrecourse to us, between March 2000 and January 2003. At December 31, 2003, amounts outstanding under these loan agreements aggregated $102 million, of which $11 million was guaranteed by us. The loans are collateralized by liens on three VLCCs and one Aframax owned by the respective joint ventures. Two joint ventures repaid the $80 million balance outstanding under the respective loans in early February 2004 using funds received from us and our joint venture partner. After this repayment, the joint venture debt guaranteed by us is $2 million.

Description of notes

The Notes we are offering by this prospectus supplement constitute a series of debt securities for purposes of the indenture dated as of March 7, 2003, between us and Wilmington Trust Company, as trustee. The Notes were established pursuant to a supplement to the indenture. The following description of the particular terms of the Notes supplements and, to the extent inconsistent, replaces the description of the general terms and provisions of our debt securities in the accompanying prospectus under the caption "Description of The Debt Securities," which you should read. The indenture is described in detail in the accompanying prospectus. Unless otherwise noted, the description of certain covenants set forth in the accompanying prospectus under the caption "Description of The Debt Securities—Certain Covenants" shall apply to the Notes. The following summary of certain terms of the Notes, the indenture and the first supplemental indenture is not intended to be complete and is qualified in its entirety by reference to the actual provisions of the Notes, the indenture and the first supplemental indenture. Certain terms used but not defined herein are intended to have the meanings given to them in the accompanying prospectus, the indenture, the Notes or the first supplemental indenture, as the case may be.

GENERAL

The Notes will be unsecured obligations of ours and will rank equally with all our other unsecured and unsubordinated indebtedness. The Notes will be effectively subordinated to all our existing and future secured indebtedness to the extent of the assets securing that indebtedness. The Notes will also be structurally subordinated to all liabilities of our subsidiaries, including trade payables. We conduct a substantial portion of our operations through our subsidiaries, and our right to participate in any distribution of the assets of a subsidiary when it winds up its business is subject to the prior claims of the creditors of the subsidiary. This means that your right as a holder of the Notes will also be subject to the prior claims of these creditors if a subsidiary liquidates or reorganizes or otherwise winds up its business. As of December 31, 2003, we and our subsidiaries had approximately $269 million of secured debt, and a special purpose entity that we consolidated on July 1, 2003 (in accordance with Financial Accounting Standards Interpretation No. 46) had unsecured obligations of approximately $5 million.

The indenture does not limit the aggregate principal amount of debt securities that may be issued thereunder and provides that debt securities may be issued thereunder from time to time in one or more additional series. The indenture does not limit our ability to incur additional indebtedness.

The Notes will be issued in fully registered form in denominations of $1,000 and whole multiples of $1,000. The Notes will be represented by one or more global securities registered in the name of a nominee of The Depository Trust Company (DTC). Except as described under the caption "—Book-Entry Issuance," the Notes will not be issuable in certificated form. Unless and until definitive Notes are issued under the limited circumstances described in the accompanying prospectus, all references to actions by holders of Notes issued in global form will refer to actions taken by DTC upon instructions from its participating organizations, or direct participants, and all references in this prospectus supplement and the accompanying prospectus to payments and notices to those holders will refer to payments and notices to DTC or its nominee Cede & Co., as the registered holder of the Notes.

PRINCIPAL, MATURITY AND INTEREST

We will issue $150 million aggregate principal amount of the Notes. The Notes will mature on February 15, 2024. Interest on the Notes will accrue at the rate of 7.50% per annum and will be payable semiannually in arrears on February 15 and August 15, commencing on August 15, 2004. We will make each interest payment to the Holders of record of the Notes on the immediately preceding February 1 and August 1. Interest on the Notes will accrue from February 19, 2004 or, if interest has already been paid on the Notes, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Any payment required to be made in respect of the Notes on a date that is not a business day may be made on the next succeeding business day with the same force and effect as if made on the original due date. No additional interest will accrue as a result of a delayed payment in this case. A business day is defined in the indenture as each Monday, Tuesday, Wednesday, Thursday and Friday, which is not a day on which banking institutions in New York City (or the applicable place of payment) are authorized or obligated by law or executive order to close.

CALL PROVISIONS

We will not be entitled to redeem the Notes at any time prior to the maturity of the Notes.

MANDATORY REDEMPTION; OFFERS TO PURCHASE; OPEN MARKET PURCHASES

We are not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, we may be required to offer to purchase Notes as described in the accompanying prospectus under the caption "Description of The Debt Securities—Change of Control". We may at any time and from time to time purchase Notes in the open market or otherwise.

CERTAIN COVENANTS

This section summarizes the general terms and provisions of the covenants that apply to the Notes, and are set forth in the first supplemental indenture. The description of such covenants replaces the description of the comparable covenants for our debt securities in the accompanying prospectus under the caption "Description of The Debt Securities—Certain Covenants".

Insurance

We will not be required to maintain, and we will not be required to cause our Subsidiaries to maintain, insurance coverage.

Limitation on Liens

The Company may not, directly or indirectly, Incur, assume or suffer to exist any Mortgage on or with respect to any property or assets, now owned or hereafter acquired, to secure any present or future Designated Debt without making effective provision for securing the Notes: (1) in the event such Designated Debt is pari passu with the Notes, equally and ratably with such Designated Debt as to such property or assets for so long as such Designated Debt will be so secured, or (2) in the event such Designated Debt is subordinate in right of payment to the Notes, prior to such Designated Debt as to such property or assets for so long as such Designated Debt will be so secured.

Limitation on Sales and Leasebacks

Neither we nor any of our Restricted Subsidiaries will be prohibited from entering into any sale and leaseback transaction involving any property or assets owned or leased by us or any of our Restricted Subsidiaries.

Limitation on Incurrence of Indebtedness of Restricted Subsidiaries

Our Restricted Subsidiaries will not be prohibited from incurring indebtedness.

CERTAIN DEFINITIONS

The first supplemental indenture added the following definition to the indenture, as it applies to the Notes:

"Designated Debt" means any debt for borrowed money in the form of bonds, notes, debentures or other debt securities issued by way of a public offering or private placement, but excluding loans made by banks and other financial institutions, customers and strategic partners.

REGARDING THE TRUSTEE

Wilmington Trust Company is the Trustee under the indenture. The indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the indenture and the Trust Indenture Act of 1939, as amended. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it under the indenture and the Trust Indenture Act and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstance in the conduct of such person's own affairs.

You should review the information set forth above in conjunction with the information contained under the caption "Description of The Debt Securities" in the accompanying prospectus.

BOOK-ENTRY ISSUANCE

The Notes will be represented by one or more global securities that will be deposited with and registered in the name of The Depository Trust Company (DTC) or its nominee. Thus, we will not issue certificated securities to you for the Notes, except in the limited circumstances described below. Each global security will be issued to DTC, which will keep a computerized record of its participants whose clients have purchased the Notes. Each participant will then keep a record of its clients. Unless it is exchanged in whole or in part for a certificated security, a global security may not be transferred. DTC, its nominees and their successors may, however, transfer a global security as a whole to one another, and these transfers are required to be recorded on our records or a register to be maintained by the trustee. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer or pledge beneficial interests in the global securities.

Beneficial interests in a global security will be shown on, and transfers of beneficial interests in the global security will be made only through, records maintained by DTC and its participants. DTC has provided us with the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its direct participants deposit with DTC. DTC also records the settlements among direct participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for direct participants' accounts. This eliminates the need to exchange certificated securities. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

DTC's book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a direct participant. The rules that apply to DTC and its participants are on file with the Securities and Exchange Commission ("SEC").

DTC is owned by a number of its direct participants and by The New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.

When you purchase Notes through the DTC system, the purchases must be made by or through a direct participant, which will receive credit for the Notes on DTC's records. When you actually purchase the Notes, you will become their beneficial owner. Your ownership interest will be recorded only on the direct or indirect participants' records. DTC will have no knowledge of your individual ownership of the Notes. DTC's records will show only the identity of the direct participant and the amount of the Notes held by or through them. You will not receive a written confirmation of your purchase or sale or any periodic account statement directly from DTC. You should instead receive these from your direct or indirect participant. As a result, the direct or indirect participants are responsible for keeping accurate account of the holdings of their customers. The trustee will wire payments on the Notes to DTC's nominee. The trustee and we will treat DTC's nominee as the owner of each global security for all purposes. Accordingly, the trustee, any paying agent and we will have no direct responsibility or liability to pay amounts due on a global security to you or any other beneficial owners in that global security. Any redemption notices will be sent by us directly to DTC, which will, in turn, inform the direct participants (or the indirect participants), which will then contact you as a beneficial holder.

It is DTC's current practice, upon receipt of any payment of distributions or liquidation amounts, to proportionately credit direct participants' accounts on the payment date based on their holdings. In addition, it is DTC's current practice to pass through any consenting or voting rights to such participants by using an omnibus proxy. Those participants will, in turn, make payments to and solicit votes from you, the ultimate owner of Notes, based on their customary practices. Payments to you will be the responsibility of the participants and not of DTC, the trustee or our company.

Notes represented by one or more global securities will be exchangeable for certificated securities with the same terms in authorized denominations only if:

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DTC is unwilling or unable to continue as depositary or ceases to be a clearing agency registered under applicable law, and a successor is not appointed by us within 90 days; or

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we decide to discontinue the book-entry system; or

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an event of default has occurred and is continuing with respect to the Notes.

If the global security is exchanged for certificated securities, the trustee will keep the registration books for the Notes at its corporate office and follow customary practices and procedures regarding those certificated securities.

CLEARSTREAM BANKING AND EUROCLEAR

Links have been established among DTC, Euroclear Bank S.A./N.V., as operator of the Euroclear System ("Euroclear") and Clearstream Banking, société anonyme ("Clearstream Banking"), which are two European book-entry depositaries similar to DTC, to facilitate the initial issuance of the Notes sold outside of the United States and cross-market transfers of the Notes associated with secondary market trading.

Although DTC, Clearstream Banking and Euroclear have agreed to the procedures provided below in order to facilitate transfers, they are under no obligation to perform these procedures, and these procedures may be modified or discontinued at any time.

Clearstream Banking and Euroclear will record the ownership interests of their participants in much the same way as DTC, and DTC will record the total ownership of each of the U.S. agents of Clearstream Banking and Euroclear, as participants in DTC.

When Notes are to be transferred from the account of a DTC participant to the account of a Clearstream Banking participant or a Euroclear participant, the purchaser must send instructions to Clearstream Banking or Euroclear through a participant at least one day prior to settlement. Clearstream Banking or Euroclear, as the case may be, will instruct its U.S. agent to receive Notes against payment. After settlement, Clearstream Banking or Euroclear will credit its participant's account. Credit for the Notes will appear on the next day (European time).

Because settlement is taking place during New York business hours, DTC participants will be able to employ their usual procedures for sending Notes to the relevant U.S. agent acting for the benefit of Clearstream Banking or Euroclear participants. The sale proceeds will be available to the DTC seller on the settlement date. As a result, to the DTC participant, a cross-market transaction will settle no differently than a trade between two DTC participants.

When a Clearstream Banking or Euroclear participant wishes to transfer Notes to a DTC participant, the seller will be required to send instructions to Clearstream Banking or Euroclear through a participant at least one business day prior to settlement. In these cases, Clearstream Banking or Euroclear will instruct its U.S. agent to transfer these Notes against payment for them. The payment will then be reflected in the account of the Clearstream Banking or Euroclear participant the following day, with the proceeds back-valued to the value date, which would be the preceding day, when settlement occurs in New York. If settlement is not completed on the intended value date, that is, the trade fails, proceeds credited to the Clearstream Banking or Euroclear participant's account will instead be valued as of the actual settlement date.

Certain U.S. federal income tax considerations

The following is a description of the material U.S. federal income tax consequences of the acquisition, ownership and retirement of Notes by a holder of such Notes. This description only applies to Notes held as capital assets and does not address, except as set forth below, aspects of U.S. federal income taxation that may be applicable to holders that are subject to special tax rules, such as

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financial institutions,

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insurance companies,

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real estate investment trusts,

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regulated investment companies,

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grantor trusts,

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tax-exempt organizations,

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dealers or traders in securities or currencies, or

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to holders that will hold a note as part of a position in a straddle or as part of a hedging, conversion or integrated transaction for U.S. federal income tax purposes or that have a functional currency other than the U.S. dollar.

Moreover, except as set forth below, this description does not address the U.S. federal estate and gift tax consequences to U.S. Holders, as defined below, or the alternative minimum tax consequences of the acquisition, ownership or retirement of Notes and does not address the U.S. federal income tax treatment of holders that do not acquire Notes as part of the initial distribution at their initial issue price. Each prospective purchaser should consult its tax advisor with respect to the U.S. federal, state, local and foreign tax consequences of acquiring, holding and disposing of Notes.

This description is based on the Internal Revenue Code of 1986, as amended, existing and proposed Treasury Regulations, administrative pronouncements and judicial decisions, each as available and in effect on the date hereof. All of the foregoing are subject to change, possibly with retroactive effect, or differing interpretations which could affect the tax consequences described herein.

For purposes of this description, a "U.S. Holder" is a beneficial owner of Notes who for U.S. federal income tax purposes is

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a citizen or resident of the United States;

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a corporation, other entity taxable as a corporation or partnership organized in or under the laws of the United States or any State thereof, including the District of Columbia;

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an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

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a trust (1) that validly elects to be treated as a United States person for U.S. federal income tax purposes or (2)(a) the administration over which a U.S. court can exercise primary supervision and (b) all of the substantial decisions of which one or more United States persons have the authority to control.

A Non-U.S. Holder is a beneficial owner of Notes other than a U.S. Holder.

If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds Notes, the tax treatment of the partnership and a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. Such partner or partnership should consult its own tax advisor as to its consequences.

U.S. HOLDERS

Interest

If you are a U.S. Holder, interest paid to you on a Note will be includible in your gross income as ordinary interest income in accordance with your usual method of tax accounting.

Sale, Exchange or Retirement

If you are a U.S. Holder, upon the sale, exchange or retirement of a Note you will recognize taxable gain or loss equal to the difference, if any, between the amount realized on the sale, exchange or retirement, other than accrued but unpaid interest which will be taxable as such, and your adjusted tax basis in the Note. Your adjusted tax basis in a Note generally will equal the cost of the Note to you. Any such gain or loss will be capital gain or loss. If you are a noncorporate U.S. Holder, the maximum marginal U.S. federal income tax rate applicable to the gain will be lower than the maximum marginal U.S. federal income tax rate applicable to ordinary income (other than certain dividends) if your holding period for the Notes exceeds one year. The deductibility of capital losses is subject to limitations.

NON-U.S. HOLDERS

Subject to the discussion below under the heading "U.S. Backup Withholding Tax and Information Reporting," if you are a Non-U.S. Holder, payments of principal of, and interest on, any Note to you will not be subject to any U.S. withholding tax provided that the beneficial owner of the Note provides certification completed in compliance with applicable statutory and regulatory requirements or an exemption is otherwise established and provided that you are not (1) a controlled foreign corporation, as such term is defined in the Internal Revenue Code, which is related to us through stock ownership, (2) a person owning, actually or constructively, securities representing at least 10% of the total combined outstanding voting power of all classes of our voting stock or (3) a bank which acquires such Note in consideration of an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business. The certification requirements are discussed below under the heading "U.S. Backup Withholding Tax and Information Reporting." If you are not exempt from withholding tax under the above, you will be subject to withholding tax at a 30% rate unless you provide proper certification claiming an exemption from, or reduction in, withholding under the benefit of an applicable tax treaty.

Subject to the discussion below under the heading "U.S. Backup Withholding Tax and Information Reporting," if you are a Non-U.S. Holder, any gain realized by you upon the sale, exchange or retirement of a Note generally will not be subject to U.S. federal income tax, unless:

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such gain is effectively connected with your conduct of a trade or business in the United States; or

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if you are an individual Non-U.S. Holder, and you are present in the United States for 183 days or more in the taxable year of such sale, exchange or retirement and certain other conditions are met.

U.S. Trade or Business

If you are a Non-U.S. Holder and hold a Note in connection with the conduct of a trade or business in the U.S., any interest on the Note, and any gain from the sale, exchange or retirement of the Note, generally will be subject to U.S. federal income tax as if you were a U.S. Holder. If you are a foreign corporation, you may be subject to a branch profits tax on the earnings that are connected with your U.S. trade or business, including earnings from the Note. The branch profits tax is 30%, but may be reduced or eliminated by an applicable income tax treaty.

Federal Estate Taxes

A Note that is held by an individual who at the time of death is not a citizen or resident of the United States will not be subject to U.S. federal estate tax as a result of such individual's death, provided that such individual is not a shareholder owning actually or constructively 10% or more of the total combined voting power of all classes of our stock entitled to vote and, at the time of such individual's death, payments of interest with respect to such Notes would not have been effectively connected with the conduct by such individual of a trade or business in the United States.

U.S. backup withholding tax and information reporting

Backup withholding tax and information reporting requirements apply to certain payments of principal of, and interest on, an obligation and to proceeds of the sale or redemption of an obligation, to certain noncorporate holders of Notes that are United States persons. Under current U.S. Treasury Regulations, payments of principal and interest on any Notes to a holder that is not a United States person will not be subject to any backup withholding tax requirements if the beneficial owner of the Note or a financial institution holding the Note on behalf of the beneficial owner in the ordinary course of its trade or business provides an appropriate certification to the payor and the payor does not have actual knowledge or a reason to know that the certification is incorrect. If a beneficial owner provides the certification, the certification must give the name and address of such owner, state that such owner is not a United States person, or, in the case of an individual, that such owner is neither a citizen nor a resident of the United States, and the owner must sign the certificate under penalties of perjury. If a financial institution, other than a financial institution that is a qualified intermediary, provides the certification, the certification must state that the financial institution has received from the beneficial owner the certification set forth in the preceding sentence, set forth the information contained in such certification, and include a copy of such certification, and an authorized representative of the financial institution must sign the certificate under penalties of perjury. A financial institution generally will not be required to furnish to the Internal Revenue Service the names of the beneficial owners of Notes that are not United States persons and copies of such beneficial owners' certifications where the financial institution is a qualified intermediary that has entered into a withholding agreement with the Internal Revenue Service pursuant to applicable U.S. Treasury Regulations. In the case of payments to a foreign partnership, foreign simple trust or foreign grantor trust (other than payments to a foreign partnership, foreign simple trust or foreign grantor trust that qualifies as a withholding foreign partnership or a withholding foreign trust within the meaning of applicable U.S. Treasury Regulations, and payments to a foreign partnership, foreign simple trust or foreign grantor trust that are effectively connected with the conduct of a trade or business in the United States), the partners of the foreign partnership, the beneficiaries of the foreign simple trust or the persons treated as the owners of the foreign grantor trust, as the case may be, will be required to provide the certification discussed above in order to establish an exemption from withholding and backup withholding tax requirements. The backup withholding tax rate is currently 28%.

In addition, if the foreign office of a foreign "broker," as defined in applicable U.S. Treasury Regulations, pays the proceeds of the sale of a Note to the seller of the Note, backup withholding and information reporting requirements will not apply to such payment provided that such broker derives less than 50% of its gross income for certain specified periods from the conduct of a trade or business in the United States, is not a controlled foreign corporation for U.S. tax purposes, and is not a foreign partnership (1) one or more of the partners of which, at any time during its tax year, are U.S. persons (as defined in U.S. Treasury Regulations Section 1.1441-1(c)(2)) who, in the aggregate hold more than 50% of the income or capital interest in the partnership or (2) which, at any time during its tax year, is engaged in the conduct of a trade or business in the United States. Moreover, the payment by a foreign office of other brokers of the proceeds of the sale of a Note, will not be subject to backup withholding, unless the payer has actual knowledge or a reason to know that the payee is a U.S. person. Principal and interest so paid by the U.S. office of a custodian, nominee or agent, or the payment by the U.S. office of a broker of the proceeds of a sale of a Note, is subject to backup withholding requirements unless the beneficial owner provides the nominee, custodian, agent or broker with an appropriate certification as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against your U.S. federal income tax liability, provided, that the required information is timely provided to the Internal Revenue Service.

The above description is not intended to constitute a complete analysis of all tax consequences relating to the ownership of Notes. Prospective purchasers of Notes should consult their own tax advisors concerning the tax consequences of their particular situations.

Underwriting

Under the terms and subject to the conditions in the underwriting agreement dated the date of this prospectus supplement between us and UBS Securities LLC (the underwriter), we have agreed to sell to the underwriter, and the underwriter has agreed to take and pay for, the principal amount of the Notes set forth on the cover page of this prospectus supplement.

The Notes are a new issue of securities with no established trading market and will not be listed on any national securities exchange. The underwriter has advised us that they intend to make a market for the Notes, but they have no obligation to do so and may discontinue market making at any time without providing any notice. No assurance can be given as to the liquidity of any trading market for the Notes.

We have also agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriter may be required to make in respect of any such liabilities.

The following table shows the underwriting discount and commission that we are to pay to the underwriter in connection with this offering (expressed as a percentage of the principal amount of the Notes).

Paid by Us
Per Note	1.925%

In connection with this offering, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the underwriter may overallot in connection with this offering, creating a short position. In addition, the underwriter may bid for, and purchase, Notes in the open market to cover syndicate short positions or to stabilize the price of the Notes. Any of these activities may stabilize or maintain the market price of the Notes above independent market levels. The underwriter is not required to engage in any of these activities, and may end any of them at any time.

Expenses associated with this offering, excluding the underwriting discount and commission, to be paid by us, are estimated to be $462,000.

In the ordinary course of its business, the underwriter and its affiliates have engaged, and may in the future engage, in commercial banking and/or investment banking transactions with us and our affiliates, for which they received or will receive customary fees and expenses.

We have agreed in the underwriting agreement, subject to certain exceptions, that for a period of 90 days after the date of this prospectus supplement, that we will not without the prior written consent of the underwriter, offer, sell, contract to sell or otherwise dispose of any securities that are substantially similar to the Notes.

Legal matters

The validity of the Notes offered hereby will be passed upon for us by Proskauer Rose LLP, New York, New York and by James I. Edelson, Esq., our Associate General Counsel. The underwriter has been represented by Cravath, Swaine & Moore LLP, New York, New York.

Experts

Our consolidated financial statements that appear in our Annual Report on Form 10-K for the fiscal year ended December 31, 2002 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Those consolidated financial statements are incorporated in this prospectus supplement by reference in reliance upon their report given on the authority of such firm as experts in accounting and auditing.

With respect to our unaudited consolidated interim financial information for the nine-month periods ended September 30, 2003 and September 30, 2002, incorporated by reference in this prospectus supplement, Ernst & Young LLP have reported that they have applied limited procedures in accordance with professional standards for a review of such information. Their separate report, included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, and incorporated in this prospectus supplement by reference, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted considering the limited nature of the review procedures applied. The independent auditors are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by the auditors within the meaning of Sections 7 and 11 of the Securities Act of 1933.

Incorporation of certain documents by reference

The SEC allows us to "incorporate by reference" information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents filed separately with the SEC. The information incorporated by reference is an important part of this prospectus supplement, and information that we subsequently file will automatically update and supersede information in this prospectus supplement and in our other filings with the SEC. We incorporate by reference the documents listed below, which we have already filed with the SEC, and we also incorporate any future documents we file under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act:

  1.
  Annual Report on Form 10-K for the year ended December 31, 2002, filed with the SEC on March 3, 2003;

  2.
  Definitive Proxy Statement for 2003 on Schedule 14A filed with the SEC on April 30, 2003;

  3.
  Quarterly Report on Form 10-Q for quarter ended March 31, 2003, filed with the SEC on May 13, 2003;

  4.
  Quarterly Report on Form 10-Q for quarter ended June 30, 2003, filed with the SEC on August 8, 2003;

  5.
  Quarterly Report on Form 10-Q for quarter ended September 30, 2003, filed with the SEC on October 30, 2003; and

  6.
  Current Report on Form 8-K dated March 4, 2003 (filed March 5, 2003).

You may obtain a copy of these filings, at no cost, by writing or calling us at the following address or telephone number:

Investor Relations
Overseas Shipholding Group, Inc.
511 Fifth Avenue
New York, New York 10017
Tel: (212) 953-4100

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this document.

PROSPECTUS

OVERSEAS SHIPHOLDING GROUP, INC.

$500,000,000

Debt Securities
Common Stock

1,600,000
Shares Common Stock Offered by
Selling Shareholders

        When we offer securities pursuant to this Registration Statement, we will provide specific terms of the offering in supplements to this prospectus. The securities offered by this prospectus and any prospectus supplement may be offered directly to investors or to or through underwriters, dealers or other agents. If any underwriters or dealers are involved in the sale of any securities offered by this prospectus and any prospectus supplement, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement.

        In addition, the selling shareholders may sell up to 1,600,000 shares of our common stock from time to time under this prospectus and any prospectus supplement. In the prospectus supplement relating to any sales by selling shareholders, we will identify each selling shareholder and the number of shares of our common stock that each selling shareholder will be selling. We will not receive any of the proceeds from the sale of our common stock by the selling shareholders.

        You should read this prospectus, including the risk factors incorporated herein by reference, and any prospectus supplement carefully before you invest.

        Our Common Stock is listed on the New York Stock Exchange under the trading symbol "OSG."

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The date of this prospectus is January 13, 2004.

*
The Risk Factors section is incorporated herein by reference to Amendment No. 1 to our Registration Satement on Form S-4, filed with the SEC on July 18, 2003. You should review that information carefully along with the other information in this prospectus. See "Incorporation of Certain Documents by Reference".

i

ABOUT THIS PROSPECTUS

        This prospectus is part of a Registration Statement (the "Registration Statement") utilizing the "shelf" registration process that we filed with the Securities and Exchange Commission (the "SEC"), which registers the distribution of the securities offered under this prospectus. The Registration Statement, including the attached exhibits and schedules, contains additional relevant information about our company and the securities. The Registration Statement can be read at the SEC's web site (www.sec.gov) or at the offices mentioned under the heading "Where You Can Find More Information."

        Under this Registration Statement, we may offer either separately or in units, as described in this prospectus and any prospectus supplement(s), from time to time up to $500,000,000 of Common Stock and debt securities, including debt securities convertible into Common Stock; the selling shareholders may, from time to time, sell up to approximately 1,600,000 shares of Common Stock in one or more offerings.

        This prospectus provides you with a general description of the securities we and the selling shareholders may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement, together with additional information described in this prospectus under the heading "Where You Can Find More Information."

        You should rely only on the information provided in this prospectus and in any prospectus supplement, including any information incorporated by reference. For more details on information incorporated herein by reference, you should review the discussion contained under the heading "Incorporation of Certain Documents by Reference." We have not authorized anyone to provide you with different information. We may only use this prospectus to sell securities if it is accompanied by a prospectus supplement. We are only offering the securities in states where offers are permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate at any date other than the date indicated on the cover page of these documents.

        When we refer to "our company," "we," "our" and "us" in this prospectus we mean Overseas Shipholding Group, Inc. and its subsidiaries unless the context indicates otherwise.

OVERSEAS SHIPHOLDING GROUP, INC.

        Since our formation in 1969, we have become one of the world's leading independent bulk shipping companies. Our customers include many of the world's largest oil companies. As of December 31, 2003, our fleet consisted of 52 vessels aggregating approximately 9.0 million deadweight tons, including 43 vessels operating in the international market and nine vessels operating in the U.S. market.

        In our international business, our fleet is concentrated in two vessel segments: Very Large Crude Carriers (VLCCs) and Aframaxes. As of December 31, 2003, our VLCC Fleet consisted of 21 vessels, all but four of which participated in the Tankers International LLC pool, which is one of the world's largest commercial operators of VLCCs. We formed Tankers International with other leading tanker companies in 1999 and it commercially managed 38 modern VLCCs as of December 31, 2003.

        We also have a fleet of 13 Aframaxes and will take delivery of an additional Aframax newbuilding in late January 2004. Our Aframaxes participate in the Aframax International pool that we formed in 1996 with PDV Marina S.A., the marine transportation subsidiary of the Venezuelan state oil company. In the last two years, three well established European shipping companies have joined this pool. As of December 31, 2003, the Aframax International pool consisted of 29 vessels that generally operate in the Atlantic Basin and Mediterranean Sea, making that pool one of the largest operators of Aframaxes.

        Our VLCC and Aframax fleets are among the youngest fleets in the world. As of December 31, 2003, our VLCCs had an average age of 5.4 years, compared with an industry average of 8.2 years, and our Aframaxes had an average age of 6.5 years, compared with an industry average of 10.3 years.

        We also have a fleet of six Product Carriers. Four of these Product Carriers are Bostonmaxes, which serve the East Coast ports of North America. The other two are Panamaxes, which serve the longer routes between the Arabian Gulf and Asia or Asia and the West Coast of North America. Our remaining three international flag vessels consist of one Suezmax and two Capesize Dry Bulk Carriers.

        In our U.S. business, our fleet consists of nine vessels: four Crude Tankers, two Product Carriers, two Bulk Carriers and one Pure Car Carrier. Seven of the nine vessels are on bareboat or time charters, which provide a steady and predictable stream of revenue.

        Our modern and well maintained fleet, combined with our reputation for safety and reliability, are key competitive advantages, especially as customers place increasing emphasis on environmental safety in the movement of their cargoes.

        Our principal executive offices are located at 511 Fifth Avenue, New York, New York, 10017, and our telephone number is (212) 953-4100.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table shows our ratios of earnings to fixed charges for the periods indicated:

	Nine months ended September 30,		Year ended December 31,
	2003	2002	2002	2001	2000	1999	1998
Ratio of earnings to fixed charges	3.2X	—	—	2.9X	2.6X	—	—

        Exhibit 12.1 to this Registration Statement of which this prospectus forms a part contains the computation of the ratio of earnings to fixed charges.

        There were no shares of preferred stock outstanding during any of the periods indicated. Therefore, the ratio of earnings to combined fixed charges and preferred stock dividends would have been the same as the ratio of earnings to fixed charges for each period indicated.

        The ratio of earnings to fixed charges has been computed by dividing the sum of (a) pretax income from continuing operations (pretax income excluding the effects of the gain on sale of investment in cruise business, the gain or loss on planned vessel dispositions, and the cumulative effect of changes in accounting principles), (b) fixed charges (reduced by the amount of interest capitalized during the period) and (c) amortization expense related to capitalized interest, by fixed charges. Fixed charges consist of all interest (both expensed and capitalized), amortization of debt issue costs, and the interest portion of time charter hire expense. The deficiency of earnings necessary to cover fixed charges for the nine months ended September 30, 2002 was $35,251,000 and for the years ended December 31, 2002, 1999 and 1998 was $34,220,000, $5,386,000 and $9,871,000, respectively.

USE OF PROCEEDS

        Unless we state differently in a prospectus supplement, we expect to use the net proceeds we receive from the sale of the securities offered by us pursuant to this prospectus and the accompanying prospectus supplement(s) for general corporate purposes.

        With respect to any selling shareholder sales, the selling shareholders will receive all of the proceeds from the sale of Common Stock pursuant to this prospectus. We will not receive any of the proceeds from sales by any selling shareholder of such Common Stock.

DESCRIPTION OF THE DEBT SECURITIES

        We may offer unsecured general obligations, which may be senior (the "senior debt securities") or subordinated (the "subordinated debt securities"). The senior debt securities and the subordinated debt securities are together referred to in this prospectus as the "debt securities." Any debt securities offered pursuant to this Registration Statement may be convertible debt securities. The senior debt securities will have the same rank as all our other unsecured, unsubordinated debt. Any subordinated debt securities may be senior or junior to, or rank pari passu with, our other subordinated obligations and will be entitled to payment only after payment on our senior indebtedness. The subordinated debt securities will be effectively subordinated to our creditors (including trade creditors) and those of our subsidiaries.

        The debt securities, including any debt securities which are convertible into Common Stock, will be issued under the Indenture dated March 7, 2003 (the "Indenture") between us and the Trustee (the "Trustee"). The Trustee for any particular series of debt securities will be named in the applicable prospectus supplement. We have summarized certain general features of the debt securities from the Indenture. The following summary is of certain provisions of the Indenture and this summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the description of debt securities in the prospectus supplement(s) and the provisions of the Trust Indenture Act of 1939, as amended.

        This description of the terms of the debt securities sets forth certain general terms and provisions of the form of Indenture. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which such general provisions may apply to the debt securities will be described in the related prospectus supplement. Accordingly, for a description of the terms of a particular issue of debt securities, you must refer to both the related prospectus supplement and to the following description.

General

        The aggregate principal amount of debt securities that may be issued under the Indenture is unlimited. The debt securities may be issued in one or more series as may be authorized from time to time.

        Reference is made to the applicable prospectus supplement for the following terms of the debt securities (if applicable):

  •
  title and aggregate principal amount;

  •
  applicable indenture provisions under which the debt securities are issued;

  •
  applicable subordination provisions, if any;

  •
  percentage or percentages of principal amount at which such securities will be issued;

  •
  maturity date(s);

  •
  interest rate(s) or the method for determining the interest rate(s);

  •
  dates on which interest will accrue or the method for determining dates on which interest will accrue and dates on which interest will be payable;

  •
  redemption or early repayment provisions;

  •
  authorized denominations;

  •
  form;

  •
  amount of discount or premium with which such securities will be issued;

  •
  whether such securities will be issued in whole or in part in the form of one or more global securities;

  •
  identity of the depositary for global securities;

  •
  whether a temporary security is to be issued with respect to such series and whether any interest payable prior to the issuance of definitive securities of the series will be credited to the account of the persons entitled thereto;

  •
  the terms upon which beneficial interests in a temporary global security may be exchanged in whole or in part for beneficial interests in a definitive global security or for individual definitive securities;

  •
  conversion or exchange features, including the terms upon which conversion may be effected, such as conversion price and period, and when and whether conversion is optional or mandatory;

  •
  any covenants applicable to the particular debt securities being issued;

  •
  currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on, such securities will be payable;

  •
  time period within which, the manner in which and the terms and conditions upon which the purchaser of the securities can select the payment currency;

  •
  securities exchange(s) on which the securities will be listed, if any;

  •
  whether any underwriter(s) will act as market maker(s) for the securities;

  •
  extent to which a secondary market for the securities is expected to develop;

  •
  additions to or changes in the events of default with respect to the securities and any change in the right of the Trustee or the holders to declare the principal, premium and interest with respect to such securities to be due and payable; and

  •
  additional terms not inconsistent with the provisions of the Indenture.

        One or more series of debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. One or more series of debt securities may be variable rate debt securities that may be exchanged for fixed rate debt securities.

        United States federal income tax consequences and special considerations applicable to any such series will be described in the applicable prospectus supplement.

        Debt securities may be issued where the amount of principal and/or interest payable is determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such securities may receive a principal amount or a payment of interest that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value of the applicable currencies, commodities, equity indices or other factors. Information as to the methods for determining the amount of principal or interest, if any, payable on any date, the currencies, commodities, equity indices or other factors to which the amount payable on such date is linked and certain additional United States federal income tax considerations will be set forth in the applicable prospectus supplement.

        The term "debt securities" includes debt securities denominated in U.S. dollars or, if specified in the applicable prospectus supplement, in any other freely transferable currency or units based on or relating to foreign currencies.

        We expect most debt securities to be issued in fully registered form without coupons and in denominations of $1,000 and any integral multiple thereof. Subject to the limitations provided in the Indenture and in the prospectus supplement, debt securities which are issued in registered form may be transferred or exchanged at the office of the Trustee maintained in the Borough of Manhattan, the City of New York or the principal corporate trust office of the Trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.

Global Securities

        We expect the following provisions to apply to all debt securities.

        The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary (the "depositary") identified in the prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor.

        The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the prospectus supplement. We expect that the following provisions will generally apply to depositary arrangements.

        Upon the issuance of a global security, the depositary for such global security or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual debt securities represented by such global security to the accounts of persons that have accounts with such depositary. Such accounts shall be designated by the dealers, underwriters or agents with respect to the debt securities or by us if such debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to persons that have accounts with the applicable depositary ("participants") or persons that may hold interests through participants. Ownership of beneficial interests in such global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable depositary or its nominee with respect to interests of participants and the records of participants with respect to interests of persons other than participants. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a global security.

        So long as the depositary for a global security, or its nominee, is the registered owner of a global security, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by that global security for all purposes under the Indenture governing those debt securities. Except as otherwise provided, owners of beneficial interests in a global security will not be entitled to have any of the individual debt securities of the series represented by that global security registered in their names, will not receive or be entitled to receive physical delivery of any debt securities of such series in definitive form and will not be considered the owners or holders thereof under the Indenture governing such debt securities.

        Payments of principal, premium, if any, and interest, if any, on individual debt securities represented by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the global security representing the debt securities. None of us, the Trustee for the debt securities, any paying agent, or the registrar for the debt securities will have any responsibility or liability for any aspect of the records relating to or payments made by the depositary or any participants on account of beneficial ownership interests of the global security for the debt securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

        We expect that the depositary for a series of debt securities or its nominee, upon receipt of any payment of principal, premium or interest in respect of a permanent global security representing the debt securities, immediately will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global security for the debt securities as shown on the records of the depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in a global security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name." Such payments will be the responsibility of such participants.

        If the depositary for a series of debt securities is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue definitive debt securities of that series in exchange for the global security or securities representing that series of debt securities. In addition, we may at any time and in our sole discretion, subject to any limitations described in the prospectus supplement relating to the debt securities, determine not to have any debt securities of a series represented by one or more global securities, and, in such event, will issue definitive debt securities of that series in exchange for the global security or securities representing that series of debt securities. If definitive debt securities are issued, an owner of a beneficial interest in a global security will be entitled to physical delivery of definitive debt securities of the series represented by that global security equal in principal amount to that beneficial interest and to have the debt securities registered in its name. Definitive debt securities of any series so issued will be issued in denominations, unless otherwise specified by us, of $1,000 and integral multiples thereof.

Change of Control

        The Indenture provides that upon the occurrence of a Change of Control, each Holder of a series of debt securities will have the right to require us to repurchase such Holder's debt securities, in whole or in part, in integral multiples of $1,000, at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase, in accordance with procedures set forth in the Indenture. A "Change of Control" or similar event may also constitute an event of default under certain of our other debt agreements. There can be no assurance that we will have sufficient funds to pay the purchase price referred to above at the time of the Change of Control. The existence of a Holder's right to require us to repurchase the debt securities upon the occurrence of a Change of Control may deter a third party from acquiring us in a transaction which would constitute a Change of Control.

Certain Covenants

        This section summarizes the general terms and provisions of certain covenants that may apply to all series of debt securities. Specific terms relating to any series of our debt securities that we offer will also be described in a prospectus supplement. Any description of these covenants may differ from the description set forth in this section. Accordingly, you should carefully read the applicable prospectus supplement for a description of the covenants applicable to a specific series of debt securities offered. If any information in the applicable prospectus supplement contradicts the information below, you should rely on the information contained in the prospectus supplement.

Insurance

        We will maintain, and cause our Subsidiaries to maintain, insurance coverage by financially sound and reputable insurers in such forms and amounts and against such risks as are at that time customary for corporations of established reputation engaged in the same or a similar business and owning and operating similar properties including general liability insurance and (but without duplication) protection and indemnity insurance, hull and machinery insurance, oil pollution insurance and, if available at commercially reasonable rates, loss of hire insurance.

Limitation on Liens

        If subsequent to the date of original issuance of the debt securities, we or any Restricted Subsidiary shall Incur any Debt, or any existing Debt shall become, secured by a Mortgage on any property or assets owned or leased by us or any Restricted Subsidiary or on any shares of stock or Debt of any Subsidiary, we will secure, or cause such Restricted Subsidiary to secure, the debt securities equally and ratably with (or prior to) such secured Debt, unless after giving effect thereto the aggregate amount of all such secured Debt Incurred after the date of the applicable offering and then outstanding (including preexisting Debt that becomes secured after the date of the applicable offering) together with all Attributable Debt Incurred after the date of the applicable offering and then outstanding in respect of sale and leaseback transactions involving any property or assets owned or leased by us or a Restricted Subsidiary would not exceed 15% of our and our Restricted Subsidiaries' Consolidated Net Tangible Assets. This restriction will not apply to, and therefore the following shall be excluded in computing secured Debt for the purpose of such restriction: Debt secured by (a) Mortgages on property of, or on any shares of stock or Debt of, any corporation existing at the time such corporation becomes a Subsidiary, (b) Mortgages in favor of us or any Restricted Subsidiary, (c) Mortgages in favor of the United States, or any agency, department or other instrumentality thereof, to secure progress, advance or other payments pursuant to any contract or provision of any statute, (d) Mortgages on property, shares of stock or Debt existing at the time of acquisition thereof (including acquisition through merger or consolidation) and purchase money Mortgages and construction cost Mortgages (including those incurred or committed for under a binding agreement within 120 days following the purchase or completion of the construction of the property in question), provided that such Mortgages shall be limited to all or part of such property or stock, and (e) any extension, renewal or replacement of any Mortgage referred to in the foregoing clauses (a) through (d) inclusive whether existing on the date of the applicable offering or thereafter or of any Mortgage existing on the date of the applicable offering; provided, that such extension, renewal or replacement Mortgage shall be limited to the same property, shares of stock or Debt that secured the Mortgage extended, renewed or replaced and that the Debt secured by such Mortgage is not increased.

        Notwithstanding anything to the contrary, the Indenture may provide that, if any Debt under any of the Credit Facilities shall become secured by a Mortgage on any property or assets owned or leased by us or any Restricted Subsidiary as a result of our senior unsecured debt being downgraded to or below the levels specified in the Credit Facilities, the limitation on liens covenant described in the foregoing paragraph will be deemed to be satisfied if we secure, or cause such Restricted Subsidiary to secure, the debt securities equally and comparably with such secured Debt. For purposes of determining whether the collateral securing the debt securities as provided for in the preceding sentence is "comparable" to that securing the Debt under the Credit Facilities, the Indenture will provide that all non-cash collateral will be valued on the same basis that non-cash collateral is valued under the Credit Facilities.

Limitation on Sales and Leasebacks

        Neither we nor any Restricted Subsidiary may enter into any sale and leaseback transaction involving any property or assets owned or leased by us or any Restricted Subsidiary, the acquisition of which, or completion of construction and commencement of full operation of which, has occurred more than 120 days prior to such sale and leaseback transaction, unless (a) we or such Restricted Subsidiary could create Debt secured by a Mortgage on such property or assets in accordance with the immediately preceding paragraph in an amount equal to the Attributable Debt with respect to the sale and leaseback transaction without equally and ratably securing the debt securities or (b) we or such Restricted Subsidiary, within 120 days after the sale or transfer of such property, apply to (i) the purchase, acquisition or construction of property or assets to be used in our and our Restricted Subsidiaries' business (which includes the entering into, within such 120-day period, of an agreement for such purchase, acquisition or construction of property or assets) or (ii) to the retirement of our or any of our Restricted Subsidiaries' Funded Debt, an amount not less than the greater of (A) the net proceeds of the sale of the assets or property sold and leased back pursuant to such arrangement or (B) the fair market value of the property or assets so sold and leased back (as determined by any two of the following: our Chairman of the Board, our President, any of our Executive or Senior Vice Presidents, our Chief Financial Officer, our Treasurer and our Controller), subject to credits for certain voluntary retirements of Funded Debt. This restriction will not apply to any sale and leaseback transaction (x) between us and a Restricted Subsidiary or between Restricted Subsidiaries or (y) involving a lease for a period of three years or less.

Limitation on Incurrence of Indebtedness of Restricted Subsidiaries

        We will not permit any of our Restricted Subsidiaries to Incur any Funded Debt unless after giving effect to the Incurrence of such Funded Debt by such Restricted Subsidiary and the receipt and application of the proceeds thereof, the aggregate outstanding amount of Funded Debt of all of our Restricted Subsidiaries does not exceed 10% of our and our Restricted Subsidiaries' Consolidated Net Tangible Assets; provided, however, that this restriction will not apply to, and there will be excluded from Funded Debt at the time of any computation under this provision of the Indenture, (a) any Funded Debt owed to us or any Restricted Subsidiary, (b) any Funded Debt of a Restricted Subsidiary outstanding on the date of the applicable offering, (c) any Funded Debt that (i) is supported in full by a direct-pay or standby letter of credit or letter of guarantee on which we (but not any of our Restricted Subsidiaries) are the account party and as to which the terms of the related reimbursement agreement do not permit the issuing bank any recourse against any of our Restricted Subsidiaries and (ii) is not supported by any other letter of credit, letter of guarantee or similar instrument in respect of which any of our Restricted Subsidiaries has any obligation, and (d) any Funded Debt of a Restricted Subsidiary incurred pursuant to a United States Government sponsored vessel financing program, including Title XI or a successor or similar program and (e) any Funded Debt secured by a Mortgage permitted pursuant to clause (a) or (d) under "—Limitation on Liens" as described above.

        The Indenture may not contain covenants specifically designed to protect Holders in the event of a highly leveraged transaction or similar transaction involving us. Except as specified above or in any applicable prospectus supplement, the Indenture will not restrict the incurrence of Debt by us or our Subsidiaries.

Restricted Subsidiaries

        Each of our Subsidiaries existing on the date of the applicable offering shall be a Restricted Subsidiary. The Board of Directors may designate any Person as an Unrestricted Subsidiary if and only if (A) we have delivered to the Trustee an Officer's Certificate within 60 days after such Person became a Subsidiary (the "Notice Period") designating such Person as an Unrestricted Subsidiary and (B) (i) such Person is not a Subsidiary on the date of the applicable offering, (ii) such Person was not a Restricted Subsidiary prior to the commencement of the Notice Period, (iii) an Officers' Certificate is delivered to the Trustee stating that the Board of Directors has determined that at the time of such Person's acquisition or formation it was not contemplated that such Person would own, acquire or lease under a lease which would be considered a Capitalized Lease any ocean going vessel designed to carry cargo in bulk which vessel was originally contracted for by us or one of our Subsidiaries, (iv) neither we nor any Restricted Subsidiary have guaranteed or in any other manner become liable for or otherwise created a Mortgage on our or our Restricted Subsidiary's property as security for any Funded Debt of such Person, and (v) such Person does not own or hold, directly or indirectly, any Funded Debt or equity securities of any Restricted Subsidiary or own, lease or operate any assets or properties (other than cash, cash equivalents or marketable securities) transferred to it by us or any Restricted Subsidiary.

        We may change the designation of any Subsidiary from Unrestricted Subsidiary to Restricted Subsidiary by giving written notice to the Trustee that the Board of Directors has made such change, provided that no such change shall be effective if after giving effect to such change the aggregate amount of Funded Debt of all of our Restricted Subsidiaries then outstanding (after giving effect to the exclusions provided in the first paragraph of "—Limitation on Incurrence of Indebtedness by Restricted Subsidiaries") would exceed 10% of our and our Restricted Subsidiaries' Consolidated Net Tangible Assets. If at any time (1) we or a Restricted Subsidiary guarantees or in any other manner becomes liable for or otherwise creates a Mortgage on our or the Restricted Subsidiary's property as security for any

Funded Debt of an Unrestricted Subsidiary, (2) an Unrestricted Subsidiary owns or holds, directly or indirectly, any Funded Debt or equity securities of any Restricted Subsidiary or (3) an Unrestricted Subsidiary owns, leases or operates any assets or properties (other than cash, cash equivalents and marketable securities) transferred to it by us or any Restricted Subsidiary, the designation of such Unrestricted Subsidiary shall thereupon, without further action, but subject to the condition set forth in the proviso to the first sentence of this paragraph, be deemed to have been changed to a Restricted Subsidiary. We will not, and will not permit any Subsidiary to, take any of the actions referred to in clauses (1), (2) or (3) of the preceding sentence unless the Unrestricted Subsidiary referred to in such sentence can be designated a Restricted Subsidiary in conformity with the provisions of the Indenture.

        The acquisition of a Restricted Subsidiary or the change of designation of an Unrestricted Subsidiary to a Restricted Subsidiary shall, as of the date of such acquisition or change, constitute an Incurrence by our Restricted Subsidiaries of Funded Debt in the amount of the Funded Debt of such Restricted Subsidiary as of such date, and, for purposes of determining our and our Restricted Subsidiaries' Consolidated Net Tangible Assets as of such date, pro forma effect shall be given to such acquisition or change.

Consolidation, Merger and Sale of Assets

        Without the consent of the Holders of any outstanding debt securities, we may not consolidate with or merge into, or convey, transfer or lease all or substantially all of its properties and assets to, any Person, and may not permit any Person to merge into, or convey, transfer or lease all or substantially all of its properties and assets to, us, unless:

  (1)
  the successor Person expressly assumes our obligations on the debt securities (including any Successor Additional Amounts (as defined below) in respect thereof) and under the Indenture,

  (2)
  immediately after giving effect to the transaction no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing,

  (3)
  if our properties or assets become subject to a Mortgage not permitted by the Indenture, we or such successor Person, as the case may be, take such steps as shall be necessary effectively to secure the outstanding debt securities equally and ratably with (or prior to) all Debt secured thereby,

  (4)
  any Person formed by the consolidation with us or into which we are merged or which acquires by conveyance or transfer, or which leases, all or substantially all of our property and assets and which is not organized and validly existing under the laws of the United States, any State thereof or the District of Columbia, expressly agrees, by supplemental indenture executed and delivered to the Trustee, in form satisfactory to the Trustee, (A) to indemnify the Holder against (i) any tax, assessment or governmental charge imposed on such Holder or required to be withheld or deducted from any payment to such Holder as a consequence of such consolidation, merger, conveyance, transfer or lease (such tax, assessment or governmental charge, a "Merger Tax") to the extent that, in the aggregate, Merger Taxes imposed upon such Holder (net of deductions or credits) exceed the aggregate amount of Merger Taxes which would have been imposed on such Holder if the successor Person had been organized and validly existing under the laws of the United States, any State thereof or the District of Columbia; provided, however, that such successor Person will not be required to agree to indemnify, pursuant to this clause (A), any Merger Tax of the type described in clause (a) or (d) below imposed by the jurisdiction of organization of such Person or any of its territories or political subdivisions, and (ii) any costs or expenses of the act of such consolidation, merger, conveyance, transfer or lease, and (B) that all payments pursuant to the debt securities in respect of the principal of and any premium and interest on the debt securities will be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of the jurisdiction of organization of such Person or any political subdivision or taxing authority thereof or therein, unless such taxes, duties, assessments or governmental charges are required by such jurisdiction or any such subdivision or authority to be withheld or deducted, in which case such Person will pay such additional amounts of, or in respect of, principal and any premium and interest ("Successor Additional Amounts") as will result (after deduction of such taxes, duties, assessments or governmental charges and any additional taxes, duties, assessments or governmental charges payable in respect of such) in the payment to each Holder the amounts which would have been payable pursuant to the debt securities had no such withholding or deduction been required, except that no Successor Additional Amounts will be so payable for or on account of:

    (a)
    any tax, duty, assessment or other governmental charge which would not have been imposed but for the fact that such Holder (i) was a resident, domiciliary or national of, or engaged in business or maintained a permanent establishment or was physically present in, the jurisdiction of organization of such Person or any of its territories or any political subdivision thereof or otherwise had some connection with such jurisdiction other than the mere ownership of, or receipt of payment under, such note, (ii) presented such note for payment in such jurisdiction or any of its territories or any political subdivision thereof, unless such note could not have been presented for payment elsewhere, or (iii) presented such note more than thirty (30) days after the date on which the payment in respect of such note first became due and payable or provided for, whichever is later, except to the extent that the Holder would have been entitled to such Successor Additional Amounts if it had presented such note for payment on any day within such period of thirty (30) days;

    (b)
    any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge;

    (c)
    any tax, assessment or other governmental charge which is payable otherwise than by withholding or deduction from payments of (or in respect of) principal of or any premium or interest on the debt securities;

    (d)
    any tax, assessment or other governmental charge that is imposed or withheld by reason of the failure to comply by the Holder or the beneficial owner of a note with our request addressed to the Holder (i) to provide information concerning the nationality, residence or identity of the Holder or such beneficial owner or (ii) to make any declaration or other similar claim or satisfy any information or reporting requirement, which, in the case of (i) or (ii), is required or imposed by statute, treaty, regulation or administrative practice of the taxing jurisdiction as a precondition to exemption from all or part of such tax, assessment or other governmental charge; or

    (e)
    any combination of items (a), (b), (c) and (d); nor will Successor Additional Amounts be paid with respect to any payment of the principal of or any premium or interest on any note to any Holder who is a fiduciary or partnership or other than the sole beneficial owner of such note to the extent such payment would be required by the laws of the jurisdiction of organization of such Person (or any political subdivision or taxing authority thereof or therein) to be included in the income for tax purposes of a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to such Successor Additional Amounts had it been the Holder; and

  (5)
  we have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance, transfer or lease, and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with these provisions.

Events of Default

        Each of the following will constitute an Event of Default under the Indenture:

  (1)
  a default in the payment of principal of (or premium, if any, on) any debt securities when the same becomes due and payable at their Stated Maturity, upon acceleration, redemption or otherwise;

  (2)
  a default in the payment of interest on any debt securities when the same becomes due and payable, continued for 30 days;

  (3)
  a default in the payment of principal and interest on any debt securities required to be purchased upon the occurrence of a Change of Control when due and payable;

  (4)
  the failure to perform any of our other covenants in the Indenture, continued for 30 days after written notice has been given by the Trustee, or the Holders of at least 25% in principal amount of the debt securities outstanding, as provided in the Indenture;

  (5)
  the acceleration of any indebtedness for money borrowed by us or any Restricted Subsidiary having an aggregate principal amount outstanding of at least $10,000,000, if such indebtedness has not been discharged, or such acceleration has not been rescinded or annulled, within 10 days after written notice has been given by the Trustee, or the Holders of at least 25% in principal amount of the debt securities outstanding, as provided in the Indenture;

  (6)
  any final judgment or order (not covered by insurance) for the payment of money in excess of $10,000,000 individually or $20,000,000 in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not so covered) shall be rendered against us or any Subsidiary and shall not be paid or discharged, and there shall be any period of 60 consecutive days following entry of the final judgment or order in excess of $10,000,000 individually or that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $20,000,000 during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; and

  (7)
  certain events in bankruptcy, insolvency or reorganization.

        If an Event of Default (other than an Event of Default described in clause (7) above) shall occur and be continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount of the debt securities outstanding by notice as provided in the Indenture may declare the principal amount of the debt securities to be due and payable immediately. If an Event of Default described in clause (7) above shall occur, the principal amount of all the debt securities will automatically, and without any action by the Trustee or any Holder, become immediately due and payable. After any such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of the debt securities outstanding may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal (or other specified amount), have been cured or waived as provided in the Indenture.

        Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in aggregate principal amount of the debt securities outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the debt securities.

        No Holder of debt securities will have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless (1) such Holder has previously given to the Trustee written notice of a continuing Event of Default with respect to the debt securities, (2) the Holders of at least 25% in aggregate principal amount of the debt securities outstanding have made written request, and such Holder or Holders have offered reasonable indemnity to the Trustee to institute such proceeding as trustee and (3) the Trustee has failed to institute such proceeding, and has not received from the Holders of a majority in aggregate principal amount of the outstanding debt securities a direction inconsistent with such request, within 60 days after such notice, request and offer.

        However, such limitations do not apply to a suit instituted by a Holder of debt securities for the enforcement of payment of the principal of or any premium or interest on such debt securities on or after the applicable due date specified in such debt securities.

        We will be required to furnish to the Trustee annually a statement by certain of our officers as to whether or not we, to the knowledge of such officers, are in default in the performance or observance of any of the terms, provisions and conditions of the Indenture and, if so, specifying all such known defaults.

Payments of Additional Amounts

        If the prospectus supplement for a particular series of debt securities provides, we may make all payments on the debt securities of that series without withholding or deduction for any taxes, or other governmental charges in effect on the date of issuance of the debt securities of that series or imposed in the future. The applicable prospectus supplement will describe any circumstances under which no additional amounts will be paid to Holders.

Modification and Waiver

        We and the Trustee may make modifications and amendments of the Indenture with the consent of the Holders of 66 2/3% in aggregate principal amount of the debt securities outstanding affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each outstanding debt security affected thereby:

  (1)
  change the Stated Maturity of the principal of, or any installment of interest on, any debt security;

  (2)
  reduce the principal amount of, or any premium or interest on, any debt security;

  (3)
  reduce the amount of principal payable upon redemption or acceleration of the Stated Maturity of any debt security or change the time at which any note may be redeemed;

  (4)
  change the coin or currency of payment of principal of, or any premium or interest on, any debt security;

  (5)
  impair the right to institute suit for the enforcement of any payment on or with respect to any debt security;

  (6)
  reduce the percentage in principal amount of debt securities outstanding, the consent of whose Holders is required for modification or amendment of the Indenture;

  (7)
  reduce the percentage in principal amount of debt securities outstanding necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults; or

  (8)
  modify such provisions with respect to modification and waiver.

        The Holders of 66 2/3% in principal amount of the debt securities outstanding may waive compliance by us with certain restrictive provisions of the Indenture. The Holders of a majority in principal amount of the debt securities outstanding may waive any past default under the Indenture, except a default in the payment of principal, premium or interest and certain covenants and provisions of the Indenture which cannot be amended without the consent of the Holder of each debt security then outstanding and so affected.

        Except in certain limited circumstances, we will be entitled to set any day as a record date for the purpose of determining the Holders of debt securities outstanding entitled to give or take any direction, notice, consent, waiver or other action under the Indenture, in the manner and subject to the limitations provided in the Indenture. To be effective, such action must be taken by Holders of the requisite principal amount of such debt securities within a specified period following the record date. For any particular record date, this period will be 180 days or such shorter period as may be specified by us (or the Trustee, if it set the record date), and may be shortened or lengthened (but not beyond 180 days) from time to time.

Defeasance

        The Indenture provides that we will be discharged from all its obligations with respect to the debt securities (except for certain obligations to exchange or register the transfer of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and to hold moneys for payment in trust) upon the deposit in trust for the benefit of the Holders of the debt securities of money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on the debt securities on their Stated Maturity in accordance with the terms of the Indenture and the debt securities. Such defeasance or discharge may occur only if, among other things, we have delivered to the Trustee an Opinion of Counsel to the effect that we have received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that Holders of the debt securities will not recognize gain or loss for Federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to Federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge were not to occur.

        The Indenture provides that we may omit to comply with our Change of Control obligations and certain other restrictive covenants in certain circumstances. In order to exercise such option, we will be required to deposit, in trust for the benefit of the Holders, money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on the debt securities on their Stated Maturity in accordance with the terms of the Indenture and the debt securities. We will also be required, among other things, to deliver to the Trustee an Opinion of Counsel to the effect that Holders of the debt securities will not recognize gain or loss for Federal income tax purposes as a result of such deposit and defeasance of certain obligations and will be subject to Federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance were not to occur. In the event we exercise this option with respect to the debt securities and the debt securities are declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government Obligations so deposited in trust will be sufficient to pay amounts due on the debt securities at the time of their Stated Maturity but may not be sufficient to pay amounts due on the debt securities upon any acceleration resulting from such Event of Default. In such case, we would remain liable for such payments.

Notices

        Notices to Holders of debt securities will be given by mail to the addresses of such Holders as they may appear in the applicable debt securities Register.

Title

        We, the Trustee, any of our agents or any agent of the Trustee may treat the Person in whose name a note is registered as the absolute owner thereof (whether or not such note may be overdue) for the purpose of making payment and for all other purposes.

No Recourse

        Any of our directors, officers, employees, stockholders or Affiliates, as such, will not have any liability for any of our obligations under the debt securities or the Indenture. Each Holder will waive and release all such liability subject to any liability imposed by the Securities Act or the Trust Indenture Act.

Governing Law

        The Indenture and the debt securities are governed by, and construed in accordance with, the law of the State of New York.

Regarding the Trustee

        The Trustee for a particular series of debt securities will be named in the applicable prospectus supplement. The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstance in the conduct of such person's own affairs.

Convertibility

        Debt securities may be convertible into or exchangeable for our Common Stock. The prospectus supplement will describe the terms and conditions of any conversion rights.

Certain Definitions

        "Attributable Debt" means, as to any sale and leaseback transaction relating to any property or assets under which any Person is at the time liable and which is not permitted under clause (b) under "Certain Covenants—Limitation on Sales and Leasebacks," at any date as of which the amount thereof is to be determined, as the lesser of (i) the fair market value of the assets subject to such transaction as determined by any two of our Chairman of the Board, our President, any of our Executive or Senior Vice Presidents, our Chief Financial Officer, our Treasurer and our Controller or (ii) the total net amount of Rentals required to be paid by such Person under such lease during the remaining term thereof, discounted from the respective due dates thereof to such date at the rate per annum equal to the discount rate which would be applicable to a capital lease obligation with like term in accordance with generally accepted accounting principles.

        "Capitalized Lease" means any lease the obligation for Rentals with respect to which is required to be capitalized on a balance sheet of the lessee in accordance with generally accepted accounting principles.

        "Capitalized Rentals" of any Person means the date of any determination thereof as the amount at which the aggregate Rentals due and to become due under all Capitalized Leases under which such Person is a lessee would be reflected as a liability on a balance sheet of such Person in accordance with generally accepted accounting principles.

        "Change of Control" means the occurrence of any of the following events:

  (1)
  any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (1) such person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of our voting stock;

  (2)
  individuals who on the date of original issuance of the debt securities constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by our stockholders was approved by a vote of a majority of our directors then still in office who were either directors on the date of original issuance or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office;

  (3)
  the adoption of a plan relating to our liquidation or dissolution; or

  (4)
  we merge or consolidate with or into another Person or another Person merges with or into us, or the sale of all or substantially all our assets (determined on a consolidated basis) to another Person other than a transaction following which (A) in the case of a merger or consolidation transaction, holders of securities that represented 100% of our Voting Stock of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction and (B) in the case of a sale of assets transaction, each transferee becomes an obligor in respect of the debt securities and a Subsidiary of the transferor of such assets.

        "Credit Facilities" will be defined as our then outstanding credit agreements, facilities and similar arrangements with various lending institutions.

        "Debt" of a Person means, without duplication, (i) any indebtedness for money borrowed whether or not evidenced by debt securities, bonds, debentures or other similar evidences of indebtedness for money borrowed, (ii) all Capitalized Rentals of such Person (other than Rentals owing from us or any of our Restricted Subsidiaries to us or another Restricted Subsidiary), and (iii) all Guaranties by such Person of any obligation described in clause (i) or (ii) of any other Person (other than any such obligation of ours or any Subsidiary).

        "Funded Debt" means all Debt having (a) a maturity of more than 12 months from the date as of which the amount thereof is to be determined or (b) a maturity of less than 12 months and that is (i) by its terms renewable or extendable beyond 12 months from such date at the option of the borrower or (ii) included in long-term Debt on our consolidated balance sheet in accordance with generally accepted accounting principles.

        "Guaranties" by any Person means all obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing, or in effect guaranteeing, any indebtedness, dividend or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, all obligations incurred through an agreement, contingent or otherwise, by such Person: (i) to purchase such indebtedness or obligation or any property or assets constituting security therefor, (ii) to advance or supply funds (x) for the purchase or payment of such indebtedness or obligation, (y) to maintain working capital or other balance sheet condition or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation, (iii) to lease property or to purchase securities or other property or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of the primary obligor to make payment of the indebtedness or obligation, or (iv) otherwise to assure the owner of the indebtedness or obligation of the primary obligor against loss in respect thereof. For the purposes of all computations made under the Indenture, a Guaranty in respect of any indebtedness for borrowed money will be deemed to be indebtedness equal to the principal amount of such indebtedness for borrowed money which has been guaranteed, and a Guaranty in respect of any other obligation or liability or any dividend will be deemed to be indebtedness equal to the maximum aggregate amount of such obligation, liability or dividend.

        "Holder" means the Person in whose name a debt security is registered on the registrar's books.

        "Incur," with respect to any Debt, means to incur, create, issue, assume, guarantee or otherwise become liable for any such Debt ("Incurrence," "Incurred," "Incurrable" and "Incurring" will have meanings correlative to the foregoing).

        "Mortgage" means any pledge of, conditional sale or other title retention of, or mortgage or other lien or security interest or encumbrance of any kind on, any property or assets owned or leased by us or any Subsidiary, or any shares of stock or Debt of any Subsidiary.

        "our and our Restricted Subsidiaries' Consolidated Net Tangible Assets" means the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (a) all current liabilities (excluding any thereof constituting Funded Debt) and (b) all goodwill, trade names, trademarks, patents, copyrights, franchises, experimental expense, organization expense, unamortized debt discount and expenses, deferred charges (other than unamortized deferred dry dock costs, unterminated voyage expenses, prepaid insurance, prepaid taxes, prepaid charter hire and other prepaid items properly excludable from intangibles under generally accepted accounting principles) and other like intangibles, all as set forth on or included in our and our Restricted Subsidiaries' most recent consolidated balance sheet, such balance sheet to be prepared (except for the exclusion of Subsidiaries which are not Restricted Subsidiaries) in accordance with generally accepted accounting principles.

        "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

        "Rentals" means as of the date of any determination thereof, as all rent payable by the lessee under a lease of any property or assets, after excluding amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges. Rents under any "percentage leases" shall be computed solely on the basis of minimum rents, if any, required to be paid by the lessee regardless of sales volume or gross revenues. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount will also include the amount of such penalty, but no rent will be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

        "Restricted Subsidiary" means any Subsidiary existing on the date of the applicable offering and any Subsidiary existing, created or acquired subsequent to the date of the applicable offering unless designated by the Board of Directors as an Unrestricted Subsidiary in accordance with the provisions set forth in "Certain Covenants—Restricted Subsidiaries."

        "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

        "Subsidiary" means a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by us or by one or more other Subsidiaries, or by us and one or more other Subsidiaries. For the purposes of this definition, "voting stock" will be defined as stock which ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

        "Unrestricted Subsidiary" means any Subsidiary that is not a Restricted Subsidiary.

DESCRIPTION OF COMMON STOCK

        The following description of our Common Stock is only a summary of the detailed provisions of our certificate of incorporation, as amended (the "Certificate of Incorporation"), and by-laws, as amended (the "By-Laws"). These statements do not purport to be complete, or to give full effect to the provisions of statutory or common law, and are subject to, and are qualified in their entirety by reference to, the terms of the Certificate of Incorporation and the By-Laws. We encourage you to read our Certificate of Incorporation and By-Laws which have been filed with the SEC and are incorporated by reference into this prospectus for a more complete description.

General

        Our Certificate of Incorporation authorizes the issuance of a total of 60,000,000 shares of Common Stock. At January 7, 2004, 35,951,482 shares of Common Stock were outstanding. Stock certificates for our Common Stock are issuable in two series, designated respectively Domestic Share Certificates and Foreign Share Certificates. Except as stated below under "Qualifications for Ownership and Transfer of Shares," the rights of the holders of Domestic Share Certificates and Foreign Share Certificates are identical in all respects.

Qualifications for Ownership and Transfer of Shares

        Our By-Laws provide that the outstanding shares must at all times be owned by citizens of the United States to such extent as will in the judgment of the Board of Directors reasonably assure the preservation of our status as a United States citizen within the provisions of the Shipping Act of 1916 and related laws, rules and regulations (the "Shipping Act") applicable to the business we conduct. Since some of our vessels are engaged in the United States coastwise trade, the Shipping Act requires that at least 75% of the shares be owned by United States citizens, as defined by the Shipping Act. In order to provide a reasonable margin the Board of Directors has determined that until further action by the Board at least 77% of the outstanding shares must be owned by persons who are citizens of the United States.

        Shares owned of record or beneficially by foreign citizens are evidenced by Foreign Share Certificates and are freely transferable both to United States and foreign citizens. Shares owned of record and beneficially by United States citizens are evidenced by Domestic Share Certificates and may be transferred to United States citizens at any time. Such shares may be transferred to foreign citizens only if at the time the certificate is presented to our transfer agent, the transfer will not reduce share holdings of United States citizens below the then permissible percentage of the total outstanding shares, as determined by the Board of Directors. Any purported transfer to foreign citizens of shares or of a beneficial interest in shares evidenced by Domestic Share Certificates in violation of this limitation will be ineffective for all purposes (including transfer of voting rights), the shares will not be transferred on our books, and we may regard the share certificate, whether or not validly issued, as having been invalidly issued. Subject to the above limitation, upon surrender of any share certificate for transfer, the transferee will receive Domestic Share Certificates or Foreign Share Certificates, as the case may be, for shares of the series appropriate to such person.

        In the case of transferees that are corporations, partnerships, associations or trusts, the transferee will be deemed a citizen of the United States if the following conditions are satisfied: (1) at least 75% of the shares or interest and voting power in the transferee is vested in United States citizens, free from any trust or fiduciary obligation in favor of any non-United States citizen; (2) there is no contract or understanding by which more than 25% of the voting power in the transferee may be exercised directly or indirectly on behalf of a non-United States citizen; (3) control of more than 25% of the interests in the transferee is not by any other means conferred on or permitted to be exercised by non-United States citizens; (4) in the case of a corporation or association, the president or other chief executive officer and the chairman of the Board of Directors (or any officer authorized to act in his absence) are citizens of the United States, no more of its directors than a minority of the number necessary to constitute a quorum are non-United States citizens, and the corporation is organized under the laws of the United States or a State; (5) in the case of a partnership or association, each general partner or member, as the case may be, is a United States citizen, at least 75% of the interests are owned by United States citizens free of any trust or fiduciary obligation in favor of a non-citizen and the partnership or association is organized under the laws of the United States or a State; and (6) in the case of a trust, the trustee and each beneficiary with an enforceable interest in the trust is a United States citizen.

        As of January 7, 2004, according to the records of the transfer agent, approximately 84.75% of our outstanding shares were represented by Domestic Share Certificates.

        Shares represented by both Domestic Share Certificates and Foreign Share Certificates are traded on the New York Stock Exchange at the same price. Should the percentage of foreign ownership more closely approach the permitted maximum, the Exchange may institute trading on a dual basis, depending on the circumstances at the time.

Transfer Procedures

        The Board of Directors is authorized to establish procedures with respect to the transfer of shares to enforce the limitations referred to above. Procedures established by the Board of Directors require that, in connection with each transfer of shares, the transferee complete and file with our transfer agent an application for transfer of the shares. Such application calls for information about the transferee's citizenship status and the citizenship status of any person who may have a beneficial interest in the shares being acquired by the transferee. Such an application for transfer must also be completed by each person who purchases shares from any of the Underwriters.

Voting Rights

        Each holder of Common Stock is entitled to one vote for each share registered in such holder's name on our books on all matters submitted to a vote of stockholders. Except as otherwise provided by law, the holders of Common Stock do not have cumulative voting rights. As a result, the holders of Common Stock entitled to exercise more than 50% of the voting rights in an election of directors can elect 100% of the directors to be elected if they choose to do so. In such event, the holders of the remaining Common Stock voting for the election of directors will not be able to elect any persons to the Board of Directors.

Dividend Rights

        Holders of Common Stock are entitled to such dividends as the Board of Directors may declare out of funds legally available therefor. Certain of our debt agreements contain restrictions on certain payments by us including dividends and purchases of Common Stock. As of September 30, 2003, such restricted payments were limited to approximately $143 million.

Delaware General Corporation Law Section 203

        As a corporation organized under the laws of the State of Delaware, we are subject to Section 203 of the Delaware General Corporation Law (the "DGCL") which restricts certain business combinations between us and an "interested stockholder" (in general, a stockholder owning 15% or more of our outstanding voting stock) or its affiliates or associates for a period of three years following the date on which the stockholder becomes an "interested stockholder." The restrictions do not apply if (i) prior to an interested stockholder becoming such, the Board of Directors approves either the business combination or the transaction in which the stockholder becomes an interested stockholder, (ii) upon consummation of the transaction in which any person becomes an interested stockholder, such interested stockholder owns at least 85% of our voting stock outstanding at the time the transaction commences (excluding shares owned by certain employee stock ownership plans and persons who are both directors and officers of us) or (iii) on or subsequent to the date an interested stockholder becomes such, the business combination is both approved by the Board of Directors and authorized at an annual or special meeting of our stockholders, not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

Liquidation Rights and Other Preferences

        Subject to the prior rights of creditors, the holders of the Common Stock are entitled in the event of liquidation, dissolution or winding up to share pro rata in the distribution of all remaining assets. There are no preemptive or conversion rights or redemption or sinking fund provisions in respect of the Common Stock. The outstanding shares of Common Stock are, and the shares of Common Stock offered hereby upon delivery and payment will be, fully paid and non-assessable.

        Our Certificate of Incorporation provides that none of our directors shall be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director, except to the extent the exemption from or limitation of liability is not permitted under the DGCL. The DGCL presently does not permit exemption from or limitation of liability (i) for any breach of the director's duty of loyalty to us or our shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. Section 174 of the DGCL specifies conditions under which directors of Delaware corporations may be liable for unlawful dividends or unlawful stock purchases or redemptions.

Stockholder Rights Plan

        Our Board of Directors has adopted a Stockholder Rights Agreement dated as of October 20, 1998, between us and our transfer agent. The Stockholder Rights Agreement was adopted to give our Board increased power to negotiate in our best interests and to discourage appropriation of control of us at a price that is unfair to our shareholders. It is not intended to prevent fair offers for acquisition of control determined by our Board to be in the best interests of us and our shareholders, nor is it intended to prevent a person or group from obtaining representation on or control of our Board through a proxy contest, or to relieve our Board of its fiduciary duty to consider any proposal for our acquisition in good faith.

        The Stockholder Rights Agreement involved the distribution of one "right" as a dividend on each outstanding share of our Common Stock to all holders of record on November 9, 1998 and, in certain circumstances, on each share of Common Stock issued after that date. Each right shall entitle the holder to purchase one-tenth of a share of Common Stock at an exercise price of $70 per whole share of Common Stock. The rights trade in tandem with the Common Stock until, and become exercisable upon, the occurrence of certain triggering events. The exercise of these rights becomes economically attractive upon the triggering of certain "flip-in" or "flip-over" rights which work in conjunction with the Stockholder Rights Agreement's basic provisions. The flip-in rights will permit their holders to purchase shares of Common Stock at a discounted rate, resulting in substantial dilution of an acquiror's voting and economic interests in us. The flip-over element of the Stockholder Rights Agreement involves some mergers or significant asset purchases, which trigger certain rights to purchase shares of the acquiring or surviving company at a discount. The Stockholder Rights Agreement contains a "permitted offer" exception which allows offers determined by our Board to be in our best interest and that of our shareholders to take place free of the diluting effects of the Stockholder Rights Agreement's mechanisms.

        Under the Stockholder Rights Agreement, our Board may take whatever actions and procedures it deems reasonable in connection with the exercise, exchange or transfer of rights to preserve our status as a U.S. citizen within the provisions of the Shipping Act, including upholding minimum U.S. ownership percentage of common stock.

        Our Board retains the right, at all times prior to acquisition of 10% of our voting Common Stock by an acquiror, to discontinue the Stockholder Rights Agreement through the redemption of all rights, or to amend the Stockholder Rights Agreement in any respect. Unless redeemed earlier by us, the Stockholder Rights Agreement will terminate on November 9, 2008.

Transfer Agent and Registrar

        The Transfer Agent and Registrar for the Common Stock is Mellon Investor Services LLC.

SELLING SHAREHOLDERS

        The selling shareholders may be unrelated third parties or our directors, executive officers or former directors. We will file with the SEC prospectus supplement(s) naming such selling shareholders. The prospectus supplement(s) for any offering of the Common Stock by selling shareholders will include the following information:

  •
  the names of the selling shareholders;

  •
  the number of shares held by each of the selling shareholders;

  •
  the percentage of the Common Stock held by each of the selling shareholders; and

  •
  the number of shares of the Common Stock offered by each of the selling shareholders.

        The following table sets forth, for each selling shareholder to the extent known by us, the amount of our Common Stock beneficially owned, the number of shares of Common Stock offered hereby and the number of shares and percentage of outstanding Common Stock to be owned after completion of this offering (assuming the sale of all shares offered under this prospectus). This table may be expanded or supplemented in prospectus supplements as new information becomes available to us. All information contained in the table below is based upon information provided to us by the selling shareholders, and we have not independently verified this information. Because the selling shareholders may sell all or a portion of Common Stock offered pursuant to this prospectus, we are not able to estimate the amount of shares that will be held by the selling shareholders after the completion of this offering.

        Ariel Recanati, who is a selling shareholder, is one of our directors and from 1998 until January 2003 was our Senior Vice President and Chief Strategic and Planning Officer. He is also a trustee of Seaview Trust, a selling shareholder. Oudi Recanati, who controls Eagle Corporation, a selling shareholder, is one of our directors and is a partner in OSG Holdings, a selling shareholder. Solomon N. Merkin, one of our directors, is also a partner in OSG Holdings. Except as set forth in the preceding sentences, none of the selling shareholders has had any position, office or other relationship material to us or any of our affiliates within the past three years.

Name of Selling Shareholder(a)	Number of Shares of Beneficially Owned Before Offering(b)		Percent of Beneficial Ownership Prior to Offering
Archer-Daniels-Midland Company	5,674,800		15.8%
Eagle Corporation(c)	277,500		*
Fribourg Grandchildren Family L.P.	2,105,741		5.9%
OSG Holdings	2,986,416		8.3%
Ariel Recanati(c)	153,877		*
Diane Recanati(c)	569,969		1.6%
Lenny Recanati(c)	153,879		*
Leon Recanati(c)	250,000		*
Oudi Recanati(c)	536,468	(d)	1.5%
The Michael Recanati Trust(c)	227,500		*
Yudith Yovel Recanati(c)	1,148,450		3.2%
Seaview Trust(c)	461,635		1.3%

Total	14,546,235		40.5%

(*)
Less than 1%

(a)
For additional details pertaining to selling shareholders, please review the information contained under the heading "Information as to Stock Ownership" in our 2003 Definitive Proxy Statement filed with the SEC on April 30, 2003 and incorporated in this Registration Statement by reference.

(b)
Includes shares of Common Stock which may be purchased pursuant to options exercisable within 60 days of the date of this prospectus. Unless otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares beneficially owned.

(c)
Messrs. Oudi Recanati, Ariel Recanati and Leon Recanati, Mrs. Diane Recanati and Mrs. Yudith Yovel Recanati and Messrs. Michael Recanati and Daniel Pearson, as the trustees of the Michael Recanati Trust, all share the power to vote 4,778,427 shares subject to a stockholders agreement dated as of April 16, 2003 among such persons and others, as amended (the "Stockholders Agreement"), which shares include the shares owned by these selling shareholders. All of these persons also share the power to dispose of the shares subject to the Stockholders Agreement, except for the shares owned by Diane Recanati and The Diane Recanati QDOT Trust (the "Diane Recanati Shares"), a total of 4,200,958 shares. Diane Recanati, Oudi Recanati, and Michael Recanati and Daniel Pearson, as trustees of The Michael Recanati Trust, share the power to dispose of the Diane Recanati Shares.

(d)
Includes 10,500 shares issuable upon the exercise of stock options granted under our Non-Employee Directors Stock Option Plan.

PLAN OF DISTRIBUTION

        We and any selling shareholders may sell the securities offered by this prospectus and applicable prospectus supplements:

  •
  through underwriters or dealers;

  •
  through agents;

  •
  directly to purchasers; or

  •
  through a combination of any such methods of sale.

        If underwriters are used to sell securities, we will enter into an underwriting agreement or similar agreement with them at the time of the sale to them. In that connection, underwriters may receive compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent. Any such underwriter, dealer or agent may be deemed to be an underwriter within the meaning of the Securities Act of 1933.

        The applicable prospectus supplement relating to the securities will set forth:

  •
  their offering terms, including the name or names of any underwriters, dealers or agents;

  •
  the purchase price of the securities and the proceeds to us from such sale;

  •
  any underwriting discounts, concessions, commissions and other items constituting compensation to underwriters, dealers or agents;

  •
  any initial public offering price;

  •
  any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers;

  •
  in the case of debt securities, the interest rate, maturity and redemption provisions;

  •
  in the case of convertible debt securities, the conversion rate and other terms, conditions and features; and

  •
  any securities exchanges on which the securities may be listed.

        If underwriters or dealers are used in the sale, the securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions in accordance with the rules of the New York Stock Exchange:

  •
  at a fixed price or prices which may be changed;

  •
  at market prices prevailing at the time of sale;

  •
  at prices related to such prevailing market prices; or

  •
  at negotiated prices.

        The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise set forth in an applicable prospectus supplement, the obligations of underwriters or dealers to purchase the securities will be subject to certain conditions precedent and the underwriters or dealers will be obligated to purchase all the securities if any are purchased. Any public offering price and any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers may be changed from time to time.

        Securities may be sold directly by us or through agents designated by us from time to time. Any agent involved in the offer or sale of the securities in respect of which this prospectus and a prospectus supplement is delivered will be named, and any commissions payable by us to such agent will be set forth, in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

        If so indicated in the prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers from certain specified institutions to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to any conditions set forth in the prospectus supplement and the prospectus supplement will set forth the commissions payable for solicitation of such contracts. The underwriters and other persons soliciting such contracts will have no responsibility for the validity or performance of any such contracts.

        Underwriters, dealers and agents may be entitled under agreements entered into with us to be indemnified by us against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution by us to payments which they may be required to make. The terms and conditions of such indemnification will be described in an applicable prospectus supplement. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

        Any underwriters to whom securities are sold by us for public offering and sale may make a market in such securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any securities.

        Certain persons participating in any offering of securities may engage in transactions that stabilize, maintain or otherwise affect the price of the securities offered. In connection with any such offering, the underwriters or agents, as the case may be, may purchase and sell securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the securities; and syndicate short positions involve the sale by the underwriters or agents, as the case may be, of a greater number of securities than they are required to purchase from us, as the case may be, in the offering. The underwriters may also impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers for the securities sold for their account may be reclaimed by the syndicate if such securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market, and if commenced, may be discontinued at any time. These transactions may be effected on the New York Stock Exchange in the over-the-counter market or otherwise. These activities will be described in more detail in the sections entitled "Plan of Distribution" or "Underwriting" in the applicable prospectus supplement.

MARKET SHARE, RANKING AND OTHER DATA

        The market share, ranking and other data contained or incorporated by reference in this prospectus are based either on management's own estimates, independent industry publications, reports by market research firms or other published independent sources and, in each case, are believed by management to be reasonable estimates. However, market data are subject to change and cannot always be verified with complete certainty due to limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in any statistical survey of the market. In addition, consumption patterns and consumer preferences can and do change. As a result, you should be aware that market share, ranking and other similar data set forth herein, and estimates and beliefs based on such data, may not be reliable.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In accordance with the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC file number is 1-6479-1. You can read and copy this information at the following locations of the SEC:

Public Reference Room
450 Fifth Street, N.W.
Room 1024
Washington, D.C. 20549

        You can also obtain copies of these materials from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on its public reference room. The SEC also maintains a web site that contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC. The address of that site is www.sec.gov.

        This prospectus, which forms part of the Registration Statement, does not contain all of the information that is included in the Registration Statement. You will find additional information about our company in the Registration Statement. Any statements made in this prospectus concerning the provisions of legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the Registration Statement or otherwise filed with the SEC for a more complete understanding of the document or matter.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents filed separately with the SEC. The information incorporated by reference is an important part of this prospectus, and information that we subsequently file will automatically update and supersede information in this prospectus and in our other filings with the SEC.

        We incorporate by reference the documents listed below, which we have already filed with the SEC, and any future filings under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act other than information to be furnished under Item 9 in our Current Reports on Form 8-K, until our offering is completed:

  1.
  Annual Report on Form 10-K for the year ended December 31, 2002, filed with the SEC on March 3, 2003;

  2.
  Definitive Proxy Statement for 2003 on Schedule 14A filed with the SEC on April 30, 2003;

  3.
  Quarterly Report on Form 10-Q for quarter ended March 31, 2003, filed with the SEC on May 13, 2003;

  4.
  Quarterly Report on Form 10-Q for quarter ended June 30, 2003, filed with the SEC on August 8, 2003;

  5.
  Quarterly Report on Form 10-Q for quarter ended September 30, 2003, filed with the SEC on October 30, 2003;

  6.
  Current Report on Form 8-K dated March 4, 2003 (filed March 5, 2003); and

  7.
  The information set forth under the heading "Risk Factors" contained in Amendment No. 1 to our Registration Statement on Form S-4, filed with the SEC on July 18, 2003.

        You may obtain a copy of these filings, at no cost, by writing or calling us at the following address or telephone number:

Investor Relations
Overseas Shipholding Group, Inc.
511 Fifth Avenue
New York, New York 10017
Tel: (212) 953-4100

        Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this document.

FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements regarding the outlook for tanker and dry cargo markets, and our prospects in those markets, including prospects for certain strategic alliances. A number of factors, risks and uncertainties could cause actual results to differ from the expectations reflected in these forward-looking statements. Such factors include:

  •
  changes in production of or demand for oil and petroleum products, either globally or in particular regions;

  •
  greater than anticipated levels of newbuilding orders or less than anticipated rates of scrapping of older vessels;

  •
  changes in trading patterns for particular commodities significantly impacting overall tonnage requirements;

  •
  changes in the rates of growth of the world and various regional economies;

  •
  risks incident to vessel operation, including discharge of pollutants;

  •
  unanticipated changes in laws and regulations;

  •
  increases in costs of operation;

  •
  the availability to us of suitable vessels for acquisition or chartering in on favorable terms;

  •
  changes in the pooling arrangements in which we participate, including withdrawal of participants or termination of such arrangements; and

  •
  changes affecting the vessel owning joint ventures in which we are a party.

        We assume no obligation to update or revise any forward-looking statements. Forward-looking statements in this prospectus are qualified in their entirety by the cautionary statement contained in this paragraph and in other reports hereafter filed by us with the SEC.

VALIDITY OF THE SECURITIES AND LEGAL MATTERS

        The validity of the securities to be offered pursuant to this Registration Statement will be passed upon by James I. Edelson, Esq., our Associate General Counsel. Any underwriters, selling agents and certain other purchasers may be represented by Cravath, Swaine & Moore LLP, Worldwide Plaza, 825 Eighth Avenue, New York, New York 10019.

EXPERTS

        Our consolidated financial statements that appear in our Annual Report on Form 10-K for the fiscal year ended December 31, 2002 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Those consolidated financial statements are incorporated in this prospectus by reference in reliance upon their report given on the authority of such firm as experts in accounting and auditing.

        With respect to our unaudited consolidated interim financial information for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003, incorporated by reference in this prospectus, Ernst & Young LLP have reported that they have applied limited procedures in accordance with professional standards for a review of such information. Their separate reports, included in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003, and incorporated in this prospectus by reference, state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted considering the limited nature of the review procedures applied. The independent auditors are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by the auditors within the meaning of Sections 7 and 11 of the Securities Act of 1933.

$150,000,000

Overseas Shipholding Group, Inc.

7.50% Senior Notes due 2024

PROSPECTUS SUPPLEMENT
February 13, 2004

Sole Book Running Manager
UBS Investment Bank

QuickLinks

  Prospectus supplement summary
  The offering
  Summary historical and supplemental data
  Risk factors
  Forward-looking statements
  Ratio of earnings to fixed charges
  Use of proceeds
  Capitalization
  Description of other indebtedness
  Description of notes
  Certain U.S. federal income tax considerations
  Underwriting
  Legal matters
  Experts
  Incorporation of certain documents by reference
TABLE OF CONTENTS
ABOUT THIS PROSPECTUS
OVERSEAS SHIPHOLDING GROUP, INC.
RATIO OF EARNINGS TO FIXED CHARGES
USE OF PROCEEDS
DESCRIPTION OF THE DEBT SECURITIES
DESCRIPTION OF COMMON STOCK
SELLING SHAREHOLDERS
PLAN OF DISTRIBUTION
MARKET SHARE, RANKING AND OTHER DATA
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
FORWARD-LOOKING STATEMENTS
VALIDITY OF THE SECURITIES AND LEGAL MATTERS
EXPERTS